EXHIBIT 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

ROLLINS HT, INC.

CENTEX HOME SERVICES, LLC

HOMETEAM PEST DEFENSE, INC.

and

HOMETEAM PEST DEFENSE, LLC

As of March 28, 2008

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS; CONSTRUCTION		1
1.1	Definitions	1
1.2	Other Definitions	9
1.3	Construction	11
1.4	Accounting Terms	12

ARTICLE 2 PURCHASE AND SALE		12
2.1	Agreement to Purchase and Sell	12
2.2	Excluded Assets	13
2.3	Liabilities	15
2.4	Closing	16

ARTICLE 3 PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS		17
3.1	Purchase Price	17
3.2	Adjustment of Purchase Price	18
3.3	Allocation of Certain Items	20
3.4	Tax Matters	20

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS		21
4.1	Due Organization, Good Standing and Corporate Power	22
4.2	Authorization; Enforceability	22
4.3	Consents and Approvals; No Violations	22
4.4	Leased Real Property	23
4.5	Title to Purchased Assets; Related Matters	24
4.6	Inventory	25
4.7	Financial Statements	25
4.8	Indebtedness; No Undisclosed Liabilities	25
4.9	Absence of Certain Changes	26
4.10	Legal Proceedings	27
4.11	Compliance with Laws; Permits	27
4.12	Assigned Contracts	28
4.13	Tax Returns; Taxes	30
4.14	Officers, Employees and Independent Contractors	30
4.15	Labor Relations	31
4.16	Insurance Policies	31
4.17	Environmental, Health and Safety Matters	32
4.18	Intellectual Property	33
4.19	Transactions with Affiliates	34
4.20	Customer and Supplier Relations	35
4.21	Bank Accounts	35
4.22	Broker’s or Finder’s Fee	35

i

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER		35
5.1	Organization	35
5.2	Authorization; Enforceability	35
5.3	Consents and Approvals; No Violations	36
5.4	Broker’s or Finder’s Fee	36
5.5	No Implied Representations or Warranties	36

ARTICLE 6 CERTAIN COVENANTS AND AGREEMENTS		36
6.1	Conduct of Business by Sellers	36
6.2	Inspection and Access to Information	39
6.3	Notification of Certain Matters	40
6.4	Audited Financial Statements; Interim Financial Statements	40
6.5	Exclusive Dealing	40
6.6	Efforts to Close	41
6.7	HSR Clearance	41
6.8	Consents	42
6.9	Employees and Employee Benefits	42
6.10	Transfer Taxes; Other Transfer Fees and Expenses	42
6.11	Fees and Expenses	43
6.12	Name Change	43
6.13	Bulk Sales	43
6.14	Risk of Loss	43
6.15	Qualified Termite Contracts	43
6.16	Access to Documents; Preservation of Books and Records	44
6.17	Litigation Support and Cooperation	45
6.18	Use of Centex Marks	46
6.19	Replacement of Letters of Credit and Bonds	46
6.20	Reimbursements	47

ARTICLE 7 CONDITIONS TO CLOSING		48
7.1	Conditions to Each Party’s Obligations	48
7.2	Conditions to Obligations of Purchaser	48
7.3	Conditions to Obligations of Sellers	49

ARTICLE 8 CLOSING DELIVERIES		49
8.1	Closing Deliveries of Sellers	49
8.2	Closing Deliveries of Purchaser	51

ARTICLE 9 TERMINATION		52
9.1	Termination	52
9.2	Effect of Termination	53

ARTICLE 10 INDEMNIFICATION		53
10.1	Indemnification by Sellers	53
10.2	Indemnification by Purchaser	54
10.3	Provisions Regarding Indemnification	55
10.4	Survival	56
10.5	Set-Off	56
10.6	Limitations on Liability	57
10.7	Exclusive Remedy	58
10.8	Mitigation; Insurance	59

ARTICLE 11 MISCELLANEOUS PROVISIONS		59
11.1	Notices	59
11.2	Schedules and Exhibits	60
11.3	Severability	61
11.4	Modification and Waiver	61
11.5	Assignment; Successors in Interest	61
11.6	Counterparts	61
11.7	Captions	61
11.8	No Third Party Beneficiaries	62
11.9	Entire Agreement	62
11.10	Cooperation Following the Closing	62
11.11	Governing Law	62
11.12	Dispute Resolution	62
11.13	Specific Performance	63

LIST OF EXHIBITS

Exhibit A	Unaudited December 2007 Financial Statements
Exhibit 3.1(b)	Form of Indemnity Escrow Agreement
Exhibit 3.2(a)	Calculation of Estimated Net Asset Value; Exceptions to GAAP
Exhibit 6.9	Employees and Employee Benefits
Exhibit 8.1(c)(i)	Form of Bill of Sale
Exhibit 8.1(c)(ii)	Form of Assignment and Assumption Agreement
Exhibit 8.1(c)(iii)	Form of Federal Trademark Assignment
Exhibit 8.1(c)(iv)	Form of State Trademark Assignment
Exhibit 8.1(c)(v)	Form of Patent Assignment
Exhibit 8.1(c)(vi)	Form of Copyright Assignment
Exhibit 8.1(g)	Form of Noncompetition Agreement
Exhibit 8.1(h)	Form of Transition Services Agreement
Exhibit 8.1(i)	Form of Support Agreement
Exhibit 8.1(j)	Form of Centex Guaranty
Exhibit 8.1(k)	Form of Employee Leasing Agreement
Exhibit 8.1(l)	Form of Facility Operating Agreement
Exhibit 8.2(h)	Form of Rollins Guaranty

LIST OF SCHEDULES

Schedule 1.1(a)	Permitted Liens
Schedule 2.1(a)	Tangible Personal Property
Schedule 2.2(c)	Excluded Intellectual Property
Schedule 2.2(l)	Continuity Agreements
Schedule 2.2(q)	Other Excluded Assets
Schedule 4.1	Qualifications to Do Business
Schedule 4.4(b)	Leased Real Property
Schedule 4.4(e)	Real Property Used in the Business
Schedule 4.5	Title Exceptions; List of Certain Assets
Schedule 4.5(d)	Key Safeguards
Schedule 4.7	Financial Statements
Schedule 4.9	Absence of Certain Changes
Schedule 4.10	Legal Proceedings
Schedule 4.11(a)	Exceptions to Compliance with Law and Government Contracts
Schedule 4.11(b)	Permits
Schedule 4.11(d)	Claims under Warranties and Guaranties
Schedule 4.12	Contracts
Schedule 4.13	Tax Matters
Schedule 4.14(a)	Officers, Employees and Independent Contractors
Schedule 4.14(b)	List of Employment Agreements
Schedule 4.15(b)	Labor Relations
Schedule 4.17	Environmental, Health and Safety Matters
Schedule 4.18(a)	List of Certain Intellectual Property
Schedule 4.18(b)	Intellectual Property Not Subsisting
Schedule 4.18(c)	Title to Intellectual Property
Schedule 4.19	Related Party Transactions

Schedule 4.20	Customer and Supplier Relations
Schedule 4.21	Bank Accounts
Schedule 6.4	Interim Financial Statements
Schedule 6.19	Letters of Credit, Bonds and Guarantees
Schedule 6.21	Taexx® Matters
Schedule 7.2(d)	Required Consents

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 28, 2008, is made and entered into by and among ROLLINS HT, INC., a Delaware corporation (“Purchaser”), CENTEX HOME SERVICES COMPANY, LLC, a Nevada limited liability company (“Shareholder”), HOMETEAM PEST DEFENSE, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Shareholder (“HTPD LLC”), and HOMETEAM PEST DEFENSE, INC., a Nevada corporation and a wholly-owned subsidiary of Shareholder (“HTPD Inc.”, and together with HTPD LLC and Shareholder, each a “Seller”, and collectively, “Sellers”).  Purchaser and Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Sellers collectively are engaged in the business of providing termite and pest control services to homebuilders, businesses and homeowners, including by means of the installation and servicing of in-wall and tubes under the slab® pesticide delivery systems, the performance of pre-construction termite control treatments and conventional application of termiticides and pesticides (the “Business”);

WHEREAS, Purchaser or one or more of its Affiliates are engaged in the business of providing termite and pest control services to various third parties and are familiar with the risks and benefits associated with such business;

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Sellers propose to sell to Purchaser, and Purchaser proposes to purchase from Sellers (the “Acquisition”), substantially all of the assets used in the conduct of the Business as a going concern, and Purchaser proposes to assume certain of the liabilities and obligations of Sellers; and

WHEREAS, as of the date hereof, each of the Designated Executives has entered into an employment agreement with Purchaser to be effective at Closing.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS; CONSTRUCTION

1.1 Definitions.  The following terms, as used herein, have the following meanings:

“Accounts Receivable” means all trade accounts receivable and other rights to payment from customers of the Business (including trade accounts receivable from Affiliates of Sellers), and any claim, remedy or other right arising out of the foregoing.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Assigned Contracts” means the following Contracts to which any Seller is a party or is, or by which the other Purchased Assets are, otherwise bound at Closing:  (a) all Contracts pursuant to which Sellers provide pest control or termite control services to customers of the Business; (b) all Contracts with customers in the homebuilding industry pursuant to which any Seller sells and installs Taexx® or “tubes under the slab® systems or performs pre-construction termite control treatments; (c) all Contracts involving the purchase by any Seller of all or substantially all of the assets or capital stock of any other Person, or a merger, consolidation, business combination or similar extraordinary transaction, which Contracts were entered prior to January 1, 2005; (d) all Contracts (including restrictive covenant agreements) ancillary to, and entered into in connection with, the Contracts described in (c) above or Section 4.12(n) between any Seller and such other parties in interest thereto, (e) all Contracts for the provision of goods or services to the Business that individually require payments by the applicable Seller of an amount less than $100,000 per year; (f) all Restrictive Covenant Agreements; and (g) all Contracts listed on Schedule 4.12 and identified as an Assigned Contract; provided, however, that Assigned Contracts shall not include any Employee Benefit Plan of any Seller, insurance policy, Excluded Termite Contract, Contracts in respect of the Excluded Intellectual Property or any other Contract identified in Section 2.2 as an Excluded Asset.

“Assigned Patents” means the patents and applications therefor owned by Centex which are used by Sellers in the operation of the Business and that are identified on the Patent Assignment.

“Assigned Trademarks” means the trade names, corporate names, logos, tradedress, trademarks, service marks and brandnames and all service mark registrations and applications therefor owned by Centex which are used by Sellers in the operation of the Business and that are identified on the Trademark Assignments.

“Audited Financial Statements” means the audited, consolidated balance sheet of Shareholder at December 31, 2007 and the statements of income and cash flows of Sellers for the nine (9) month period then ended, including in each case the notes and schedules, if applicable, thereto, as audited by Ernst & Young LLP.

“Balance Sheet” means (i) prior to the delivery by Sellers of the Audited Financial Statements to Purchaser pursuant to Section 6.4, the unaudited, consolidated balance sheet of Shareholder at the Balance Sheet Date, including the notes and schedules thereto, that is contained in the Unaudited December 2007 Financial Statements and (ii) after the delivery by Sellers of the Audited Financial Statements to Purchaser pursuant to Section 6.4, the balance sheet included in the Audited Financial Statements.

“Balance Sheet Date” means December 31, 2007.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York.

“Centex” means Centex Corporation, a Nevada corporation.

“Centex Assigned IP” means the Assigned Patents and the Assigned Trademarks.

“Centex Homes” means Centex Homes, a Nevada general partnership.

“Centex Registered Intellectual Property” means the Centex Assigned IP that is also Registered Intellectual Property.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9607 et seq. and the rules and regulations promulgated thereunder.

“Closing Date Representations and Warranties” means the representations and warranties of Sellers contained in Sections 4.1, 4.2, 4.3, 4.5(a), (b) and (c), 4.7 (a), (b) and (d), 4.13, 4.19, 4.21 and 4.22.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Letter Agreement, dated November 6, 2007, between Centex and Rollins.

“Contract” means any written agreement, contract, obligation, promise or undertaking.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Customer” means each customer (which, with respect to any customer that is a home builder, means a single division or operating group of such homebuilder’s organization that contracts with Sellers in respect of a neighborhood or homebuilding market) that paid Sellers, collectively, in the aggregate more than $75,000 during the 12-month period ended on the Balance Sheet Date.

“Designated Executives” means the individual employees of the Business who are parties to the Continuity Agreements.

“Effective Time Representations and Warranties” means the representations and warranties of Sellers contained in Article 4 other than the Closing Date Representations and Warranties.

“Employee Benefit Plan” means (a) each plan, fund, program, agreement, arrangement or scheme (whether written or oral), maintained by a Person or to which such Person has  an obligation to make contributions or has any liability for providing benefits  direct or indirect, to the current or former employees, directors, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them, including each deferred compensation, bonus, incentive compensation, pension, retirement, profit sharing, deferred profit sharing, stock appreciation, stock purchase, stock option, phantom stock and other equity compensation plan; (b)  each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA or tax-qualified under the Code); (c) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (d) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, or legal benefits other than an Employment Agreement; and (e) each other employee benefit plan, fund, program, agreement or arrangement.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change in control agreement or any other agreement, letter or other document respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor for which Sellers have any obligation, including the Continuity Agreements and specifically excluding the Restrictive Covenant Agreements.

“Environmental Claims” means Losses arising out of or based upon liabilities or obligations under Environmental Laws.

“Environmental Laws” means all local, state and federal Laws and common law doctrines relating to protection of the environment, health and safety, natural resources including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control, product registration and Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated), that together with Sellers would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan with respect to any ERISA Affiliate.

“Financial Statements” means, collectively, (i) the unaudited, consolidated balance sheets of Shareholder at March 31, 2007 and March 31, 2006, and the statements of income and cash flows of Shareholder for the fiscal years then ended, in each case as provided to Purchaser by Sellers, and (ii) prior to the delivery of the Audited Financial Statements to Purchaser pursuant to Section 6.4, the Unaudited December 2007 Financial Statements, including in each case the notes and schedules, if applicable, thereto.  From and after the delivery of the Audited Financial Statements to Purchaser pursuant to Section 6.4, the Financial Statements shall not include the Unaudited December 2007 Financial Statements.

“FLSA” means the United States Fair Labor Standards Act and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States of America consistently applied in accordance with the past practices of Sellers.

“Governmental Entity” means any federal, state, local, municipal or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, hazardous constituent, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, mold, radon, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the management, use, registration, handling or disposal of which is in any way governed by or subject to any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including, but not limited to, any or all of the following in any jurisdiction:  (i) all patents and applications therefor; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, processes, procedures and all documentation relating to any of the foregoing; (iii) all works of authorship, whether or not copyrightable, copyrights, copyright registrations and copyright applications; (iv) all trade names, corporate names, logos, Internet domain names, Internet and World Wide Web URLs or addresses and other network and email identifiers, trade dress, common law trademarks and service marks, brand names, trademark and service mark registrations and applications therefor; (v) all software source code and object code, algorithms, net lists, architectures, structures and screen displays; (vi) any similar or equivalent rights to any of the foregoing; (vii) all moral and similar rights of approval or attribution; (viii) claims, causes of action or defenses relating to the enforcement of any of the foregoing; and (ix) all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Inventory” means all inventories of pest control chemicals, tubing, port covers and couplers owned by Sellers for use in the Business, wherever located, including such inventories covered by Seller purchase orders, warehoused inventories, owned inventories held by suppliers, inventories covered by customer purchase orders and sample and promotional goods.

“Knowledge” or words of similar import, with respect to Sellers, means the actual knowledge of Drew Nachowiak or any of the Designated Executives, it being understood that this definition shall not require any inquiry or investigation on the part of any such persons.

“Laws” means all statutes, laws, principles of common law, treaties, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

“Letter of Intent” means that certain Letter of Intent, dated February 11, 2008 between Centex and Rollins.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, conditions, easements, restrictions, leases, encumbrances and similar interests of any kind or nature affecting title to or use of the assets to which they apply.

“Material Adverse Effect” means any state of facts, change, event, or occurrence (when taken together with all other states of fact, changes, events, or occurrences) that is materially adverse to the financial condition, results of operations, properties, assets or Assumed Liabilities of the Business or the Purchased Assets taken as a whole, other than states of fact, changes, events, effects or occurrences resulting from (a) general changes affecting the national housing industry or the national pest control industry, except to the extent such changes or developments have a disproportionate impact on Sellers relative to other participants in such respective industries, (b) the public announcement of the transactions contemplated hereby, (c) any change in the Laws of general applicability or interpretations thereof by any courts or other Governmental Entities, (d) any change in general economic conditions or in interest rates, except to the extent such changes have a disproportionate impact on Seller relative to other Persons operating in similar industries and markets, (e) any change in the overall businesses, results of operations or financial condition of Centex or any of its subsidiaries (other than the Sellers) that does not affect the Business or the Purchased Assets, or (f) any action or omission of Sellers taken pursuant to the terms of this Agreement or with the prior consent of Purchaser.  A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) would prevent or materially delay the performance by Sellers or their Affiliates of any of their respective material obligations under this Agreement or any of the Seller Ancillary Documents, or would prevent the consummation of the purchase and sale of the Purchased Assets pursuant to this Agreement.  Any determination as to whether any condition or other matter has a Material Adverse Effect shall be reasonable and shall be made only after taking into account all proceeds or amounts that are expected to be received by Purchaser or the Business with respect to such condition or matter from insurance policies of Purchaser or Sellers or any of their respective Affiliates.

“Materiality Qualifications” means, with respect to the representations and warranties of any party or parties, all qualifications or exceptions contained therein relating to materiality or Material Adverse Effect.

“Non-Assignable Contracts” means Assigned Contracts that require third-party consents for assignment that have not been obtained by Sellers as of the Closing.

“Ordinary Course” means the ordinary course of business consistent with past practice of Sellers, including:  (i) delivering cash to any Affiliate in a manner consistent with past practice and custom, (ii) the acquisition by Sellers of substantially all of the assets of Pest Management of Richmond, Inc., or (iii) taking any actions contemplated by, or in connection with, the negotiation of, this Agreement.

“Organizational Documents” means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation) and bylaws, (ii) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company, (iii) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership and (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address all matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above in the case of Persons organized as corporations, limited liability companies or limited partnerships.

“Permits” means all licenses, permits (including environmental, construction and operation permits), qualifications, franchises, certificates, approvals, registrations and other similar authorizations granted or given by any Governmental Entity, and all applications therefor or renewals thereof.

“Permitted Liens” means (a) Liens for Taxes which are not yet due and payable or which are being contested by appropriate proceedings, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen arising by Contract or under applicable Law in the Ordinary Course, (d) purchase money security interests arising in the Ordinary Course for indebtedness incurred by any Seller, (e) in the case of the Leased Real Property, zoning, building, or other restrictions, variances, exceptions, reservations, limitations, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by Sellers, (ii) have a material and adverse effect on the value thereof or its use or (iii) would materially impair the ability of such parcel to be used for its present use, or (f) Liens identified on Schedule 1.1(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Potential Successor Tax” shall mean any Taxes owed by Sellers as of the Closing Date with respect to which Purchaser may have successor liability.

“Pre-Closing Covenant” means the covenants and agreements contained in Section 6.1(a), (b), (c), (d), (i), (j), (m), (n), (o), (q), (r) and, solely as it relates to the other subsections listed in this definition, (s).

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement and the Rollins Guaranty, to be executed and delivered by Purchaser in connection with the transactions contemplated by this Agreement, including the Indemnity Escrow Agreement, the Noncompetition Agreements, the Transition Services Agreement, the Support Agreement, the Employee Leasing Agreement and the Facility Operating Agreement.

“Qualified Termite Contract” means a termite guarantee contract assumed by Purchaser as an Assigned Contract and in respect of which the termite service period commenced prior to the Effective Time and Sellers received payment from the customer thereunder before the Effective Time.

“Registered Intellectual Property” means all United States, state and international: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (c) registered copyrights and applications for copyright registration; and (d) domain name registrations.

“Related Party” means any shareholder, employee, officer or director of any Seller, any immediate family member of any such shareholders, employees, officers or directors, or any Affiliate of the foregoing.

“Restrictive Covenant Agreements” means all confidentiality agreements and all non-compete and non-solicitation covenants and other similar restrictive covenants between any Seller and any present or former employee of the Business other than the Continuity Agreements.

“Rollins” means Rollins, Inc., a Delaware corporation.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement and the Centex Guaranty, to be executed and delivered by Sellers or their Affiliates in connection with the transactions contemplated by this Agreement, including the Indemnity Escrow Agreement, the Noncompetition Agreements, the Transition Services Agreement, the Support Agreement, the Patent Assignment, the Trademark Assignments, the Copyright Assignment, the Employee Leasing Agreement and the Facility Operating Agreement.

“Seller Benefit Plan” means each Employee Benefit Plan with respect to Sellers.

“Seller Employees” means the common law employees of Sellers.

“Seller Intellectual Property” means any Intellectual Property that is owned or licensed by any Seller, other than the Excluded Intellectual Property.

“Seller Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, any Seller.

“Supplier” means each supplier that Sellers, collectively, have paid in the aggregate more than $100,000 during the 12-month period ended on the Balance Sheet Date.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, leasehold improvements, construction in progress, computer hardware, supplies, disposables, inventory, materials, vehicles and other items of tangible personal property (other than Inventory) of every kind owned or leased by Sellers (wherever located), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Taxes” means all taxes, assessments, duties, fees, levies and similar charges imposed by any Governmental Entity (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, intangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, escheat, unclaimed or abandoned property, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, whether disputed or not.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, amended returns, information statements and reports of every kind with respect to Taxes.

“Transferred Employees” means Seller Employees who are hired by Purchaser in accordance with Exhibit 6.9.

“Unaudited December 2007 Financial Statements” means the unaudited, consolidated balance sheet of Shareholder at December 31, 2007, and the statements of income and cash flows of Shareholder for the nine (9) month period then ended, including the notes and schedules, if applicable, thereto, attached hereto as Exhibit A.

1.2 Other Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accountants	3.2(b)
Accountants Report	3.2(b)
Acquisition	Recitals
Agreement	Preamble
Antitrust Authorities	6.7(b)
Assigned Permits	2.1(g)
Assignment and Assumption Agreements	8.1(c)
Assumed Liabilities	2.3(a)
Books and Records	6.16(a)
Bond and LOC Obligations	6.19

Business	Recitals
Centex Guaranty	8.1(j)
Closing	2.4
Closing Balance Sheet	3.2(b)(i)
Closing Calculation	3.2(b)(i)
Closing Date	2.4
Closing Net Asset Value	3.2(b)(ii)
Closing Payment	3.1(a)
Continuity Agreements	2.2(l)
Copyright Assignment	8.1(c)
Covered Claims	10.6(a)
Deductible	10.6(a)
Direct Claim	10.3(b)
Direct Claim Notice	10.3(b)
Disputed Amounts	3.1(b)
E&Y	6.4
Effective Time	2.4
Employee Leasing Agreement	8.1(k)
End Date	9.1(d)
Environmental Covered Claims	10.6(b)
Environmental Threshold	10.6(b)
Estimated Net Asset Value	3.2(a)
Excluded Assets	2.2
Excluded Intellectual Property	2.2(c)
Excluded Liabilities	2.3(b)
Excluded Termite Contracts	2.2(k)
Facility Operating Agreement	8.1(l)
February 2008 Balance Sheet	3.2(a)
Federal Trademark Assignment	8.1(c)
Final Allocation	3.4(d)
Final Closing Balance Sheet	3.2(b)(ii)
Final Closing Calculation	3.2(b)(ii)
HTPD Inc.	Preamble
HTPD LLC	Preamble
Indemnity Escrow	3.1(b)
Indemnity Escrow Agreement	3.1(b)
Interim Financial Statements	6.4
Leased Real Property	4.4(b)
Leases	4.4(i)
Liability Threshold	10.6(a)
Losses	10.1
Maximum Amount	10.6(c)
Net Asset Value	3.2(c)
Noncompetition Agreements	8.1(g)
Parties	Preamble
Party	Preamble

Patent Assignment	8.1(c)
Periodic Taxes	3.3(a)
Petty Cash	2.1(e)
Pre-Closing Calculation	3.2(a)
Preliminary Allocation	3.4(d)
Purchased Assets	2.1
Purchase Price	3.1
Purchaser	Preamble
Purchaser Covered Claims	10.6(e)
Purchaser Indemnitees	10.1
Release	4.17(e)
Retained Equity Interests	2.2(a)
Rollins Guaranty	8.2(h)
Rules	11.12
Section 10.1 Indemnified Claims	10.1(a)(v)
Seller Books and Records	6.16(b)
Seller Indemnitees	10.2
Sellers	Preamble
Seller Marks	6.18
Shareholder	Preamble
State Trademark Assignment	8.1(c)
Support Agreement	8.1(i)
Third Party Claim	10.3(a)
Trademark Assignments	8.1(c)
Transition Services Agreement	8.1(h)

1.3 Construction.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “month” and “months” mean and refer to calendar month(s), (g) the terms “year” and “years” mean and refer to calendar year(s), (h) the term “or” shall not be deemed exclusive, and (i) references to “the date hereof” shall mean as of the date of this Agreement.  Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.  Whenever this Agreement refers to an event, occurrence or development that “would reasonably be expected to have” or “would not be reasonably expected to have” a specified effect on the Sellers or any other Person (including a Material Adverse Effect) a determination as to whether such effect would reasonably be expected to occur shall be made from the viewpoint of a reasonable and objective third party that is experienced in the pest control services industry, and not from the viewpoint of, or taking into account any special circumstance applicable to, any particular Person (including Purchaser).  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.  This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

1.4 Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE 2

PURCHASE AND SALE

2.1 Agreement to Purchase and Sell.  Except for the Excluded Assets, upon the terms and subject to the conditions set forth herein, Sellers agree to sell, convey, assign, deliver and transfer to Purchaser, free and clear of all Liens other than Permitted Liens, and Purchaser agrees to purchase from Sellers and take possession of, effective as of the Effective Time, all right, title and interest of Sellers in and to all of the tangible and intangible assets of Sellers that are used (in whole or in part) in the conduct of the Business, wherever such assets are located and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Sellers’ books and records (collectively, “Purchased Assets”), including the following:

(a) all Tangible Personal Property owned by Sellers and all rights of the Sellers in Tangible Personal Property leased by them, including those items listed on Schedule 2.1(a);

(b) all Inventory;

(c) all Accounts Receivable solely to the extent and in the amounts recorded on the Final Closing Balance Sheet and included in the Final Closing Calculation or otherwise arising in the Ordinary Course from and after the Effective Time until Closing, and any claim, remedy or other right related to any of the foregoing;

(d) all rights of Sellers under the Assigned Contracts;

(e) all petty cash located in cash drawers at the Leased Real Property (“Petty Cash”);

(f) all rights of Sellers with respect to the Leased Real Property;

(g) all rights of Sellers under all Permits related to the Business, in each case to the extent that they are transferable to Purchaser, including those set forth on Schedule 4.11(b) (the “Assigned Permits”);

(h) all goodwill of the Business;

(i) all rights of Sellers under all Intellectual Property owned by Sellers;

(j) all data and records maintained by Sellers to the extent related to the operation of the Business, including supplier, client and customer lists and records, referral sources, research and development reports, production reports, service and warranty records, equipment logs, operating guides and manuals, copies of financial and accounting records, copies of those portions of the Tax Returns and other Tax records pertaining solely to the Purchased Assets or the Business, advertising and promotional materials (unless containing the name “Centex”), studies, reports, correspondence and other similar documents and records, in whatever media retained or stored, including computer programs and disks, but not including any data, records or other materials to the extent related to employees or personnel of the Business who are not Transferred Employees;

(k) deposits, advances, pre-paid expenses, accrued rebates and credits of the Business recorded on the Final Closing Balance Sheet and included in the Final Closing Calculation or arising in the Ordinary Course from and after the Effective Time until Closing;

(l) all cash or cash equivalents received after the Effective Time in respect of the Accounts Receivable described in Section 2.1(c);

(m) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by any Seller, whether arising by way of counterclaim or otherwise, arising out of or as and to the extent relating to the Business, other than as and to the extent relating to any Excluded Assets or Excluded Liabilities; and

(n) all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of any Seller arising out of or as and to the extent relating to the Business, other than any such rights as and to the extent relating to any Excluded Assets or Excluded Liabilities.

2.2 Excluded Assets.  Notwithstanding anything to the contrary set forth in this Agreement, the Purchased Assets will not include the following assets, properties and rights of any of the Sellers (collectively, the “Excluded Assets”):

(a) membership interests and capital stock of HTPD, LLC and HTPD Inc., respectively (the “Retained Equity Interests”);

(b) all rights with respect to the use of the name “Centex” or any derivative thereof, and any associated logos or trade dress;

(c) the software and other Intellectual Property licensed to any of the Sellers that by its terms is not transferable to Purchaser or is proprietary to Centex, to the extent set forth on Schedule 2.2(c) (the “Excluded Intellectual Property”);

(d) all insurance policies to which any Seller is a named insured or beneficiary;

(e) any Seller Benefit Plan or ERISA Affiliate Plan;

(f) any Permit or similar right that by its terms is not transferable to Purchaser, including those indicated on Schedule 4.11(b) as not being transferable;

(g) charter documents, minute books, stock ledgers and other constituent records relating to the corporate organization of the Sellers or Centex and its Affiliates;

(h) original copies of all financial records, Tax Returns and related work papers or documents, and personnel files;

(i) any cash or cash equivalents, other than Petty Cash and cash and cash equivalents described in Section 2.1(l);

(j) all accounts receivables and other rights to payments owing from Affiliates of Sellers (except for trade accounts receivable), and any claim, remedy or other right related to any of the foregoing;

(k) all termite guarantee contracts that, as of the Effective Time, have not been renewed by the applicable customers thereunder (the “Excluded Termite Contracts”);

(l) those certain Continuity Agreements (as amended) between Sellers and certain members of the senior management team of the Business that are listed on Schedule 2.2(l) (the “Continuity Agreements”);

(m) all Employment Agreements;

(n) all Contracts involving the sale by any Seller of assets other than Inventory in the Ordinary Course (whether by merger, recapitalization or other similar transactions) and any accounts receivable related to such Contracts;

(o) those Contracts set forth on Schedule 4.12 that are identified on such Schedule as being not Assigned Contracts;

(p) the rights that accrue to Sellers under this Agreement and the Seller Ancillary Documents or that arise out of or are related to the Excluded Liabilities;

(q) the property and assets expressly set forth on Schedule 2.2(q);

(r) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available or being pursued or defended by any Seller on or prior to the Effective Time, whether arising by way of counterclaim or otherwise, (A) arising out of or relating in any way to the claims identified in Schedule 4.10 and (B) arising out of or as and to the extent relating to any of the items specifically set forth in this Section 2.2 or included as an Excluded Liability;

(s) all rights in and under all express and implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of any Seller arising out of or as and to the extent relating to any of the items specifically set forth in this Section 2.2 or included as an Excluded Liability; and

(t) claims with respect to Taxes paid or payable by Sellers or Sellers’ Affiliates.

2.3 Liabilities.

(a) Assumed Liabilities.  At the Closing, and effective as of the Effective Time, Purchaser shall assume, and shall pay, perform and discharge when due, only the following obligations and liabilities of Sellers (collectively, the “Assumed Liabilities”):

(i) subject to Section 6.15, 6.20 and 6.21, the duties, obligations and liabilities of Sellers under the Assigned Contracts, whether arising prior to or after the Effective Time;

(ii) the duties and obligations of Sellers under the Assigned Permits arising from and after the Effective Time, but excluding any liabilities or obligations for any breach or default that occurred prior to the Effective Time;

(iii) those liabilities and obligations for Taxes that are allocated to Purchaser pursuant to each of Sections 3.3, 3.4 and 6.10;

(iv) the outstanding balance of Sellers’ trade debt and other accrued liabilities (including accrued salaries, wages, bonuses and vacation) solely to the extent and in the amounts accrued or reserved against on the Final Closing Balance Sheet and included in the Final Closing Calculation or otherwise incurred in the Ordinary Course from and after the Effective Time until Closing (but subject to Section 6.11(b));

(v) all liabilities and obligations arising out of or resulting from (A) actual or alleged acts or omissions of Purchaser, any of its Affiliates or any of their respective officers, employees or agents in connection with the operation of the Business or ownership of the Purchased Assets from and after the Effective Time, or (B) any casualty damage, event or condition in respect of Purchaser, the Purchased Assets or the Business first existing or occurring from and after the Effective Time; and

(vi) except with respect to Environmental Claims and claims which are the subject of Schedule 6.21, Purchaser’s pro rata portion of those liabilities and obligations arising out of or resulting from any casualty, damage, event or condition in respect of the Purchased Assets or the Business first existing or occurring prior to the Effective Time and that continue through and after the Effective Time, which pro rata portion shall be calculated based upon the number of days from and after the Effective Time on which such casualty, damage, event or condition existed and continued, divided by the total number of days on which such casualty, damage, event or condition existed and continued.

(b) Excluded Liabilities. Notwithstanding anything to the contrary contained herein, except for the Assumed Liabilities and Purchaser’s obligations and covenants under this Agreement or the Purchaser Ancillary Documents, Purchaser shall not assume or have any liability or obligation whatsoever with respect to any of Sellers’ obligations, liabilities, contracts, debts, claims, costs, expenses, agreements or understandings, of any kind or nature whatsoever at any time existing or asserted, whether or not accrued on Sellers’ financial statements or recorded in their books and records, whether fixed, contingent or otherwise, whether known or unknown to Purchaser and/or Sellers, whether arising prior to, at or after the Effective Time and whether or not relating to the operation of the Business or Sellers’ ownership or use of the Purchased Assets (collectively, the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Excluded Liabilities include the following liabilities and obligations:

(i) under any Contract to which any Seller is a party or by which they, the Business or the Purchased Assets are bound that is not assumed by Purchaser under Section 2.3(a), including any liability or obligation (A) arising out of or relating to Sellers’ credit facilities or any security interest related thereto; (B) under any Excluded Termite Contract, or (C) under any Employment Agreement;

(ii) except as provided in any of Sections 3.3, 3.4 or 6.10, for Taxes, including (A) any Taxes arising as a result of Sellers’ operation of the Business or ownership of the Purchased Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(iii) except for the Assumed Liabilities, all liabilities and obligations arising out of or resulting from (A) actual or alleged acts or omissions of any Seller, any of their Affiliates or any of their respective officers, employees or agents in connection with the operation of the Business or ownership of the Purchased Assets prior to the Effective Time, or (B) any casualty damage, event or condition in respect of any Seller, the Purchased Assets or the Business existing or occurring prior to the Effective Time, regardless of whether such act, omission, event or condition was known by or disclosed to Purchaser or its Affiliates or constitutes a breach of a representation, warranty or covenant of Sellers contained herein, in either case to the extent same gives rise to any liabilities that exceed the amount included as a liability in the determination of the Net Asset Value of Sellers at Closing in respect of such act, omission, event or condition;

(iv) arising under or resulting from any Seller Benefit Plan, ERISA Affiliate Plan, or any payroll practice of Sellers;

(v) under all accounts payable owing to, and other rights of payments owing to, Affiliates of Sellers; or

(vi) arising out of or relating to any action, claim, suit or proceeding against the Business that is pending or threatened as of the Effective Time and identified in Schedule 4.10.

2.4 Closing. The closing of the transactions contemplated herein (“Closing”) shall take place on April 1, 2008 at the offices of Baker Botts L.L.P. located at 2001 Ross Avenue, Dallas, Texas, or if the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement set forth in Article 7 are not satisfied or waived at least three (3) Business Days prior to such date, on the third Business Day following the satisfaction or waiver of such conditions.  Such date is referred to herein as the “Closing Date”.  For accounting purposes, the Closing, and all computations, adjustments and transfers for the purposes hereof, shall be effective as of 12:01 a.m. Dallas, Texas time on April 1, 2008 (the “Effective Time”).

ARTICLE 3

PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS

3.1 Purchase Price. Subject to the adjustments, terms and conditions of this Agreement, including without limitation, Section 3.2, the aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be an amount equal to One Hundred Thirty Two Million Five Hundred Thousand Dollars ($132,500,000), plus or minus, as the case may be, any adjustments pursuant to Section 3.2, and shall be paid by Purchaser or its Affiliates to Sellers as follows:

(a) Cash at Closing.  At Closing, Purchaser or its Affiliates shall pay One Hundred Thirty Four Million Six Hundred Thousand Dollars ($134,600,000) (which amount reflects an initial increase to the Purchase Price equal to $5,100,000, based upon the calculation of the Estimated Net Asset Value by Purchaser and Sellers prior to the date hereof as described in Section 3.2(a) below), plus fifty percent (50%) of Sellers’ actual out-of-pocket costs for preparing the Audited Financial Statements as described in Section 6.4, minus fifty percent (50%) of the filing fees paid by Purchaser in connection with the HSR filings described in Section 6.7 (collectively, the “Closing Payment”), to Sellers by wire transfer of immediately available funds to the account(s) designated in writing by Sellers no later than two (2) Business Days prior to the Closing Date.

(b) Indemnity Escrow.  At Closing, cash constituting a portion of the Purchase Price in the amount of Three Million Dollars ($3,000,000) (the “Indemnity Escrow”) shall be placed in an interest-bearing escrow account as security for Sellers’ indemnity obligations set forth in this Agreement.  The terms and conditions for the release or forfeiture of the Indemnity Escrow are more particularly set forth in that certain Indemnity Escrow Agreement which shall be executed and delivered by Purchaser, Sellers and the escrow agent at Closing substantially in the form attached hereto as Exhibit 3.1(b) (the “Indemnity Escrow Agreement”); provided that within one (1) Business Day following the eighteen (18) month anniversary of the Closing Date, the Escrow Agent shall deliver to Sellers any amounts remaining in the Indemnity Escrow account, less any amounts that are the subject of a Claim Notice (as defined in the Escrow Agreement) delivered to the Escrow Agent prior to 5:00 p.m. Eastern Time on the eighteen (18) month anniversary of the Closing Date which has not been resolved (“Disputed Amounts”) pursuant to the terms set forth in the Escrow Agreement, such resolution to be evidenced by a written instrument signed by Sellers and Purchaser and delivered to the Escrow Agent.  Within one (1) Business Day after the resolution of a dispute as to any Disputed Amounts pursuant to the terms of the Escrow Agreement, the Escrow Agent shall release (A) to Purchaser the amount, if any, payable to the Purchaser in connection with such resolved Disputed Amounts and (B) to Sellers, the remaining balance of the Indemnity Escrow plus all accrued interest thereon, minus any remaining Disputed Amounts.

(a) In addition to the payment of the Purchase Price, as consideration for the sale, conveyance, assignment, delivery and transfer of the Purchased Assets, Purchaser shall assume the Assumed Liabilities.

3.2 Adjustment of Purchase Price.

(a) Estimated Net Asset Value. Prior to the date hereof, Sellers and Purchaser jointly prepared a calculation of the Estimated Net Asset Value by adjusting the unaudited, consolidated balance sheet of Shareholder as of February 29, 2008 that was provided to Purchaser by Sellers (the “February 2008 Balance Sheet”) to (A) reflect the increase to the goodwill of the Business resulting from the acquisition of substantially all of the assets of Pest Management of Richmond, Inc., (B) remove reserves for claims and litigation that are to be retained by Sellers as contemplated by Section 2.3(b) above, (C) fully accrue, to the extent not already accrued, all amounts owed with respect to the Assumed Liabilities for the obligations to make outstanding payments, including contingent payments, pursuant to Contracts involving the purchase by any Seller of all or substantially all of the assets or capital stock of any other Person, (D) reflect substantive adjustments that have arisen as of the date hereof from the preparation of the Audited Financial Statements as contemplated by Section 6.4 (except no such adjustment shall be made with respect to recognition of termite renewal revenue), (E) reflect the historical fiscal year-end practices of Sellers, (F) remove accounts receivable that are to be retained by Sellers as contemplated by Section 2.2(n) above and (G) reflect the other substantive adjustments that were agreed to by the Parties prior to the date hereof (as adjusted, the “Pre-Closing Calculation”).  The Pre-Closing Calculation is attached as Exhibit 3.2(a).  Sellers represent and warrant that the February 2008 Balance Sheet was prepared from the books and records of Sellers in accordance with GAAP (subject to the absence of footnotes thereto and any other exceptions set forth in Schedule 4.7), applied consistently with the Balance Sheet.  “Estimated Net Asset Value” means the estimated Net Asset Value of Sellers, as shown in the Pre-Closing Calculation, which the Parties agree to be $92,000,000.

(b) Closing Balance Sheet.

(i) Delivery of the Closing Balance Sheet.  Within ninety (90) days after the Closing Date, Purchaser, with the reasonable input, review and approval of Sellers, shall cause to be prepared and delivered to Sellers (i) an unaudited, consolidated balance sheet of Shareholder as of March 31, 2008 (the “Closing Balance Sheet”), and (ii) a calculation of the Net Asset Value prepared in a manner consistent with the Pre-Closing Calculation, which shall include adjustments for the items set forth in Items (A) - (G) in Section 3.2(a) above (without duplication for any such matters that are addressed in the Closing Balance Sheet) (the “Closing Calculation”).  Purchaser represents and warrants that upon delivery to Sellers, the Closing Balance Sheet shall have been prepared from the books and records of Sellers and the Business in accordance with GAAP (subject to the absence of footnotes thereto), applied consistently with the Audited Financial Statements (subject to the historical fiscal year-end practices of Sellers).

(ii) Final Closing Balance Sheet.  From the Closing Date through the date of the payment provided for in Section 3.2(d), Purchaser shall give Sellers reasonable access during normal business hours to the books and records, the accounting and other appropriate personnel and the independent accountants of the Business and Purchaser (including access to each of the specific items of information described in Exhibit 3.2(b)) in order to enable Sellers to review the Closing Balance Sheet and the Closing Calculation. Within ninety (90) days after the delivery of the Closing Balance Sheet and the Closing Calculation, Sellers shall have completed a review of the Closing Balance Sheet and the Closing Calculation.  After such review, if Sellers and Purchaser reach agreement on the Closing Balance Sheet and the Closing Calculation, such balance sheet shall be the “Final Closing Balance Sheet” and such calculation of Net Asset Value shall be the “Final Closing Calculation.”  If however, Sellers and Purchaser are unable to reach agreement on the Closing Balance Sheet and the Closing Calculation within thirty (30) days after the end of such 90-day period, then the parties shall submit the items in dispute (but no other matters) to KPMG LLP, or such other “Big Four” public accounting firm as is mutually acceptable to the parties hereto (the “Accountants”) for resolution.  Such resolution by the Accountants shall be set forth in a written report (“Accountants Report”), setting forth its determination of all items in dispute, together with the resulting calculation of the Closing Net Asset Value and a reasonably detailed explanation of work performed by the Accountants, delivered by the Accountants to the parties hereto within thirty (30) days following the submission of such dispute to the Accountants, and the Closing Balance Sheet and the Closing Calculation as modified in accordance with the Accountants Report shall be the “Final Closing Balance Sheet” and the “Final Closing Calculation”, respectively, and shall be final and binding upon the parties hereto, absent fraud or manifest error.  The Net Asset Value of Sellers determined pursuant to the Final Closing Calculation shall be the “Closing Net Asset Value”.  The fees charged by the Accountants shall be paid 50% by Sellers and 50% by Purchaser or its Affiliates.

(c) For purposes hereof, “Net Asset Value” means, in respect of Sellers, on a consolidated basis, eliminating the effect of any transactions or arrangements between Sellers and/or any of their Affiliates other than trade accounts receivable owing from any Affiliates of Sellers, the book value of the Purchased Assets, as adjusted for amortization and depreciation, less the book value of the Assumed Liabilities.  All calculations of “Net Asset Value” hereunder shall be made by excluding deferred income taxes and shall include all deferred charges that relate to the ongoing operations and that benefit Purchaser.  For the avoidance of doubt, any adjustments proposed by E&Y for the preparation of the Audited Financial Statements solely in respect of the recognition of termite renewal revenue, whether or not accepted by Sellers, shall not be made in the preparation of the Pre-Closing Calculation or the Final Closing Calculation pursuant to this Section 3.2.

(d) Final Closing Net Asset Value Adjustment.  In the event that the Closing Net Asset Value exceeds the Estimated Net Asset Value, then Purchaser shall pay Sellers cash in the amount of such excess.  In the event that the Closing Net Asset Value is less than Estimated Net Asset Value, then Sellers shall pay Purchaser cash in the amount of such shortfall.  All payments under this Section 3.2(d) shall be made within five (5) days following the date on which the Final Closing Balance Sheet and Final Closing Calculation are finally determined pursuant to Section 3.2(b)(ii) by either check (if requested by the receiving Party) or wire transfer of immediately available funds to such account as is specified by such Party at least two (2) Business Days prior to the due date for such payment.  Any payment made pursuant to this Section 3.2(d) shall include an additional amount of simple interest at the rate of six percent (6%) per annum (based on a 365 day year) from the Closing Date through the date of such payment.

3.3 Allocation of Certain Items.  With respect to certain expenses incurred with respect to the Purchased Assets in the operation of the Business, the following allocations shall be made between Purchaser and Sellers:

(a) Taxes.  For all taxable periods that begin on or prior to the Effective Time, real, personal and ad valorem property Taxes and any similar Taxes imposed on a periodic basis (“Periodic Taxes”), with respect to the Purchased Assets or the Business, shall be apportioned between Sellers and Purchaser based upon the number of days in the taxable period prior to the Effective Time and in the taxable period beginning on and following the Effective Time, respectively, except that Periodic Taxes to the extent and in the amount accrued or reserved against on the Final Closing Balance Sheet shall be apportioned entirely to Purchaser.

(b) Utilities.  Utilities, water and sewer charges shall be apportioned based upon the number of days occurring prior to the Effective Time and beginning on and following the Effective Time during the billing period for each such charge, except that such charges to the extent and in the amount accrued or reserved against on the Final Closing Balance Sheet shall be apportioned entirely to Purchaser.

3.4 Tax Matters.

(a) Filing of Tax Returns.  With respect to any and all Taxes other than Periodic Taxes, (i) Sellers shall be solely responsible for and shall pay, without any cost to Purchaser, Taxes assessed against and payable by Sellers, arising from the operations of the Business or use of the Purchased Assets before the Closing Date (regardless of whether the filing of any Tax Return with respect thereto or payment of any amount in respect thereof is filed, paid or due prior to, on or after the Closing Date); and (ii) Purchaser shall be solely responsible for and shall pay, without any cost to Sellers, Taxes assessed against and payable by Purchaser, arising from the operations of the Business or use of the Purchased Assets after the Closing Date, and any other Taxes to the extent such Taxes are reflected on the Final Closing Balance Sheet.

(b) Cooperation.  Except as otherwise provided in this Agreement, the Parties hereby agree that each of them shall, in connection with Taxes relating to the Purchased Assets or the Business: (i) cooperate with the other in executing or causing to be executed any required Tax document; (ii) make available to the other, as promptly as practicable, all work papers, records and notes of any kind at all reasonable times for the purpose of allowing the appropriate Party to complete Tax Returns, participate in a proceeding, obtain Tax refunds, make any determination required under this Agreement or defend or prosecute Tax claims; (iii) make available to the other, as reasonably requested and available, personnel responsible for preparing or maintaining information, records and documents in connection with Taxes as well as any related litigation; (iv) preserve all such information, records, and documents until the expiration of any applicable statutes of limitation or extensions thereof and as otherwise required by law; and (v) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments for periods beginning on or prior to the Closing Date and ending after the Closing Date and furnish the other with copies of all correspondence received from any Governmental Entity in connection with any Tax audit or information request with respect to any such period.

(c) Employment Tax.  Purchaser and Sellers agree that they will follow the standard procedure of Rev. Proc. 2004-53, 2004-2, C.B. 320, whereby each shall be solely responsible for employment tax reporting for employees who may be employed by each of them in the calendar year that includes the Closing Date. Sellers shall provide Purchaser with such employment tax information as Purchaser shall reasonably request in connection with Purchaser’s employment tax reporting obligations for the portion of the calendar year following the Closing.

(d) Purchase Price Allocation.  At the time that Sellers cause the Closing Balance Sheet to be delivered to Purchaser pursuant to Section 3.2(b)(i), Sellers shall also cause to be delivered to Purchaser an allocation of the applicable portion of the Purchase Price and other relevant items (including, for example, adjustments to Purchase Price) among the Purchased Assets, including goodwill and other assets, in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and any comparable provision of state, local or foreign law, as appropriate, prepared with the reasonable input, review and approval of Purchaser (the “Preliminary Allocation”).  Approval of the Preliminary Allocation by Purchaser, and the resolution of any disagreement regarding the Preliminary Allocation, shall be subject to the same time restrictions and procedures as applicable to the finalization of the Closing Balance Sheet, pursuant to Section 3.2(b)(ii).  The allocation agreed to by the Parties or determined by the Accountants, as the case may be, shall be the “Final Allocation.”  The Final Allocation shall be binding on the Parties, to the extent permitted by Law.  The Parties shall prepare and timely file all applicable federal and state income Tax forms (including Internal Revenue Service Form 8594) in a manner consistent with the Final Allocation, cooperate with each other in the preparation of such forms, and furnish each other with a copy of the final version of Form 8594 within a reasonable period before the filing date thereof.  Except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of any state, local or foreign law), none of the Parties shall take a position inconsistent with the Final Allocation on any Tax Return (including any forms required to be filed pursuant to Section 1060 of the Code), or otherwise.  The Parties recognize that the Final Allocation will not include Purchaser’s acquisition expenses or Sellers’ selling expenses, and Purchaser and Sellers will unilaterally allocate such expenses appropriately.

(e) Tax Refunds.  Any Tax refunds (including any interest related thereto) received by Purchaser or its Affiliates or successors, relating to Taxes for which Purchaser or its Affiliates have paid (without reimbursement from Sellers), shall be for the account of Purchaser.  Any Tax refunds (including any interest related thereto) received by Purchaser, its Affiliates or successors, relating to Taxes that Sellers or their Affiliates have paid (or for which Sellers have reimbursed Purchaser), shall be for the account of Sellers, and Purchaser shall pay over to Sellers any such amount, within ten (10) Business Days of receipt thereof.  Sellers shall be entitled to request that Purchaser, at Sellers’ expense, file for and obtain any Tax refunds with respect to Tax periods or portions thereof ending on or before the Closing Date.  Purchaser’s consent to such request shall not be unreasonably withheld.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant to Purchaser (except as disclosed in the Schedules (subject to Section 11.2)) as follows:

4.1 Due Organization, Good Standing and Corporate Power.  HTPD Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  HTPD LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Shareholder is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada.  Each Seller has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each Seller is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by such Seller or the nature of the business conducted by such Seller makes such qualification necessary, except where failure to so qualify would not be reasonably expected to result in a Material Adverse Effect, and Schedule 4.1 lists all the states where each Seller is so qualified.  No Seller owns, directly or indirectly, any capital stock or other equity, securities or similar interests in any corporation, liability company, partnership, joint venture or other association, other than the Retained Equity Interests owned by Shareholder.

4.2 Authorization; Enforceability. Each Seller has all requisite corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Seller Ancillary Documents by Sellers and the consummation by Sellers of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Board of the Managers of Shareholder, the Board of Directors and shareholder of HTPD Inc., and the Board of Managers and sole member of HTPD LLC, and no other corporate or limited liability company action on the part of any Seller is necessary to authorize the execution, delivery and performance of this Agreement and the Seller Ancillary Documents by Sellers, and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been, and the Seller Ancillary Documents shall be as of Closing (assuming the due execution and delivery thereof by Purchaser, as applicable), duly executed and delivered by each Seller, and do or shall, as the case may be, constitute valid and binding obligations of each Seller, enforceable against each such party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.3 Consents and Approvals; No Violations.

(a) The execution and delivery by Sellers of this Agreement and the Seller Ancillary Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, any of the provisions of the Organizational Documents of any Seller, (ii) conflict with or result in a material violation or breach of or loss of a material benefit under, or constitute a material default (with or without notice or lapse of time or both) under, any material Assigned Contract or any other material Contract or Permit applicable to Sellers or the Business, (iii) except as indicated on Schedule 4.4(b) or 4.12, require any consent, approval or other authorization of, or filing with or notification to, any Person under any material Assigned Contract or any other material Contract or Permit applicable to Sellers or the Business, (iv) subject to the receipt or making of the consents, approvals, authorizations, and filings referred to in Section 4.3(b), contravene or conflict with, or result in any material violation or breach of, any Law applicable to Sellers or the Business, (v) give rise to any termination, cancellation, amendment or modification of rights of Sellers or acceleration of any of Sellers’ obligations under any Assigned Contract, except as would not reasonably be expected to have a Material Adverse Effect, or (vi) cause the creation or imposition of any Liens on any of the Purchased Assets, except for Permitted Liens.

(b) Assuming all filings required under the HSR Act are made and any waiting periods thereunder have been terminated or expired, no other consent, approval, authorization of, or filing with or notification to, any Governmental Entity (other than (i) those which, if not satisfied, would not be material to the Business or (ii) as may be required by any Contract with Governmental Entities that are conducting business with Sellers), is necessary or required by or with respect to the execution, delivery and performance of this Agreement and the Seller Ancillary Documents by Sellers, or the consummation by Sellers of the transactions contemplated hereby and thereby.

4.4 Leased Real Property.

(a) No Seller owns any real property.

(b) Schedule 4.4(b) sets forth a true, correct and complete list of each parcel of real property leased by Sellers (the “Leased Real Property”). Schedule 4.4(b) identifies with an asterisk each Lease that requires the consent of or notice to the lessor thereunder to avoid any material breach, default or violation of such Lease in connection with the transactions contemplated hereby, including the assignment of such Lease to Purchaser.

(c) The Seller identified on Schedule 4.4(b) as the tenant under each Lease has a valid leasehold interest in the Leased Real Property identified for such Lease, subject to Permitted Liens.

(d) No Seller has received notice that any portion of the Leased Real Property, or any buildings or improvement located thereon, violates any Law in any material respect, including those relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control.  Except for the Permitted Liens and to the Knowledge of Sellers, no Leased Real Property is subject to (i) any decree or order issued or threatened or proposed to be issued by any Governmental Entity or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(e) The improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, except where the costs of any individual repair to return such improvements and fixtures to such condition would not exceed $10,000. Sellers have not received notice of any pending or threatened condemnation, expropriation or similar proceeding against any of the Leased Real Property or any improvement thereon.  Except as set forth on Schedule 4.4(e), the Leased Real Property constitutes all of the real property utilized by Sellers for the operation of the Business.

(f) There is no unrestored fire or other casualty damage affecting any of the Leased Real Property.

(g) Public utilities (including water, electricity, gas, sanitary sewerage, storm water drainage facilities, and telephone utilities) sufficient to operate the Leased Real Property for its current uses are available and, as may be appropriate or applicable, are connected to the buildings located on the Leased Real Property.

(h) Sellers have obtained all material Permits required for the occupancy and use of the Leased Real Property for their current operations, and all such Permits are in good standing, and Sellers have not received notice or otherwise have any Knowledge of any revocation of any such Permits or that any revocation is pending or threatened.

(i) True, correct and complete copies of each of the leases and subleases pursuant to which Sellers lease or sublease the Leased Real Property (the “Leases”) have been made available to Purchaser.  The Leases are in full force and effect and there are no written or oral promises, agreements, undertakings, or commitments between any Seller and the lessors thereunder, except as disclosed in the Leases.  There are no amendments or modifications to the Leases that have not been provided to Purchaser in writing.  No rental, lease or other similar commissions are payable with respect to the Leases.

4.5 Title to Purchased Assets; Related Matters.

(a) The Purchased Assets, together with the Excluded Assets, constitute all of the assets necessary and sufficient to conduct the operations of the Business as it is currently conducted in all material respects.

(b) Sellers have good and valid title to the tangible Purchased Assets owned by Sellers and good and valid leasehold interests in the Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.  At Closing, Sellers will transfer to Purchaser good and valid title to all of the Purchased Assets owned by them and, with respect to the Leased Real Property and other assets leased by Sellers, Sellers shall assign to Purchaser good and valid leasehold interests in such Leased Real Property, in each case free and clear of any and all Liens other than Permitted Liens.

(c) No Person other than Sellers owns any Tangible Personal Property situated on the Leased Real Property that are necessary to the operation of the Business, except for the leased items that are subject to personal property leases.  Schedule 4.5 sets forth a true, correct and complete list and general description of (i) the fixed assets of any Seller and (ii) each motor vehicle owned or leased by any Seller, with designations for each such motor vehicle as to whether it is owned or leased.

(d) Sellers have maintained the safeguards and controls over the "keys" to the port covers for its Taexx® systems described on Schedule 4.5(d) and, to the Knowledge of Seller, no competitor of the Business has possession of any such port keys.

4.6 Inventory.  The Inventory (a) is usable in all material respects in the Ordinary Course (subject to applicable reserves), (b) is valued on the books and records of Sellers at the average-of-cost inventory valuation method consistent with past practice and (c) is subject to reserves determined in accordance with GAAP consistently applied, specifically including reserves for obsolescence and excess inventory.

4.7 Financial Statements.

(a) Except as noted on Schedule 4.7, the Financial Statements have been prepared in accordance with GAAP from the books and records of Sellers, consistently applied throughout the periods indicated.  Except as noted on Schedule 4.7, each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Shareholder as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations and changes in cash flows, as the case may be, of Shareholder for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, subject, in the case of the statements of income and cash flows included in the Financial Statements, to (i) the absence of footnotes thereto, (ii) the absence of normal year-end adjustments and (iii) the other exceptions set forth in Schedule 4.7.

(b) Except as noted on Schedule 4.7, upon delivery to Purchaser, the Audited Financial Statements and the Interim Financial Statements shall have been prepared in accordance with GAAP from the books and records of Sellers, consistently applied throughout the periods indicated.  Except as noted on Schedule 4.7, each of the balance sheet included in the Audited Financial Statements and the balance sheets included in the Interim Financial Statements (including, in each case, the related notes and schedules) shall fairly present in all material respects the consolidated financial position of Shareholder as of the date of such balance sheet, and each statement of income and cash flows included in the Audited Financial Statement and the Interim Financial Statements (including, in each case, any related notes and schedules) shall fairly present in all material respects the consolidated results of operations and changes in cash flows, as the case may be, of Shareholder for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, subject, in the case of such statements of income and cash flows, to (i) the absence of footnotes thereto, solely with respect to the Interim Financial Statements, (ii) the absence of normal fiscal year-end adjustments, and (iii) the other exceptions set forth in Schedule 4.7.

(c) There has been no change in any accounting policy, practice or procedure of Sellers in the past three (3) years, except as required by applicable Law or in accordance with GAAP.

(d) Sellers maintain a system of internal controls over financial reporting which provides reasonable assurance regarding the reliability of their financial reporting and preparation of financial statements in accordance with GAAP.

4.8 Indebtedness; No Undisclosed Liabilities.  Sellers have no liabilities or obligations (whether absolute, accrued, contingent or otherwise) that are required to be set forth on an audited consolidated balance sheet prepared in accordance with GAAP, except (i) as and to the extent accrued or reserved against on the Balance Sheet or disclosed in the notes thereto or (ii) liabilities incurred in the Ordinary Course or pursuant to the terms of this Agreement since the Balance Sheet Date.

4.9 Absence of Certain Changes.

(a) Except as disclosed in Schedule 4.9, since the Balance Sheet Date, Sellers have conducted the Business only in the Ordinary Course or as contemplated by this Agreement and there has not been any Material Adverse Effect or any change, event or development that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed in Schedule 4.9, since the Balance Sheet Date, each Seller has:

(i) duly and timely filed or caused to be filed all Tax Returns required to be filed and promptly paid or caused to be paid when due all Potential Successor Taxes, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(ii) not authorized for issuance or issued and delivered any additional shares of its capital stock or membership interests or securities convertible into or exchangeable for shares of its capital stock or membership interests or issued or granted any right, option or other commitment for the issuance of shares of its capital stock or membership interests;

(iii) not created any subsidiary, acquired any capital stock or other equity securities of any corporation or acquired any equity or ownership interest in any business or entity;

(iv) not disposed of or permitted to lapse any right to the use of any of the Seller Intellectual Property material to the conduct of the Business;

(v) not (i) sold any Purchased Asset, other than Inventory and finished and unfinished goods sold in the Ordinary Course, (ii) created, incurred or assumed any indebtedness secured by the Purchased Assets other than in the Ordinary Course, (iii) written-down the value of any asset or investment (including any Purchased Asset) on the books and records of the Seller, except (A) for depreciation and amortization in the Ordinary Course or (B) in accordance with GAAP, or (iv) made any commitment for any capital expenditure in excess of $100,000 to be made following the Effective Time that would be an Assumed Liability;

(vi) not increased in any material respect the base compensation of, or entered into any new bonus or incentive agreement or arrangement with, any of its employees, independent contractors, officers, directors or consultants, except (A) pursuant to existing arrangements, (B) in the Ordinary Course (including pursuant to the modification or termination of the Continuity Agreements, and the obligation of Centex to make certain payments in connection therewith) or (C) as otherwise required by applicable Law;

(vii) continued to collect accounts receivable and pay trade accounts payable in all material respects in the Ordinary Course; and

(viii) not authorized, or committed or agreed to take, any of the prohibited actions in the foregoing clauses (i) through (viii).

4.10 Legal Proceedings.  Except as set forth on Schedule 4.10, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of Sellers, no material suit, action, claim, arbitration, proceeding or investigation is currently threatened against, relating to or involving any Seller, the Business or the Purchased Assets before any Governmental Entity or arbitrator.  Sellers are not subject to any judgment, decree, injunction, ruling or order of any court or arbitration panel naming Sellers or the Purchased Assets.  All notices, claims and other documents that are served upon Sellers’ registered agent for process as required by applicable Laws are promptly received and reviewed by Drew Nachowiak in his capacity as Sellers’ general counsel.

4.11 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 4.11(a), Sellers are and have been at all times during the past five (5) years in compliance with all Laws applicable to Sellers promulgated or issued by all Governmental Entities charged with regulating the pest control industry, except where the failure to comply with any such Laws or requirements would not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of Sellers, Sellers are in compliance in all material respects with all licensing requirements with respect to all employees and independent contractors performing termite and pest control services for or on behalf of the Business. Sellers are, and have been at all times during the past five (5) years, in compliance with all other Laws applicable to Sellers or the operation of the Business or the ownership (as applicable) or use of the Purchased Assets and the Leased Real Property, except where the failure to comply with any such Laws or requirements would not reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 4.11(a), during the past five (5) years, no Seller has been charged with, and no Seller has received any written notice that it is under investigation with respect to, and, to the Knowledge of Sellers, no Seller is otherwise now under investigation with respect to, a violation of any applicable Law or other requirement of a Governmental Entity.  Except as set forth on Schedule 4.11(a), no Seller is currently under any contract or agreement with any Governmental Entity.

(b) Sellers hold and are in material compliance with all Permits listed on Schedule 4.11(b), and such list and the Permits described in Section 4.11(c) constitute all of the material Permits necessary or required for the ownership of the Purchased Assets and the operation of the Business as currently conducted by Sellers.  All such Permits are valid, existing and in full force and effect.  Sellers have not received within the twenty-four (24) months preceding the date hereof written notice of any material violations in respect of any such Permits.  No proceeding is pending or, to the Knowledge of Sellers, is threatened, which seeks revocation or limitation of any such Permits.

(c) All employees and independent contractors performing termite and pest control services for and on behalf of Sellers hold all material Permits necessary for the performance of such services as currently performed by the Business and, to the Knowledge of Sellers, all such Permits are valid, existing and in full force and effect.

(d) Sellers are in compliance in all material respects with all manufacturer of Inventory treatments and protocols applicable to Sellers and the Business as currently conducted and, except as set forth on Schedule 4.11(d), Sellers have not received written notice of any material claims under any of Sellers’ pest control and/or termite warranties or guarantees contained in the Assigned Contracts and, to the Knowledge of Sellers, no such claims are threatened.  Sellers have not received any written communication from any manufacturer of Inventory that alleges that Sellers are not in compliance with any applicable manufacturer treatments or protocols.

(e) The foregoing representations and warranties do not address any of the matters covered by Section 4.13, 4.14, 4.15, 4.17 or, with respect to the Laws or Permits addressed therein (including Laws regarding trade secrets or registration requirements), 4.18.

4.12 Assigned Contracts.  Schedule 4.12 sets forth a true, correct and complete list of the following contracts currently in effect related to the Business (other than insurance policies, which shall not be Assigned Contracts):

(a) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money that are binding upon any of the Purchased Assets;

(b) all Leases relating to the Leased Real Property

(c) all leases of Tangible Personal Property included in the Purchased Assets involving an annual commitment or payment of more than $10,000 individually by any Seller;

(d) all Contracts that expressly limit or restrict in any material respect any Seller or any of the officers of any Seller from engaging in the Business in any jurisdiction;

(e) all Contracts that require any Seller to make any capital expenditures after the date of this Agreement for the acquisition or construction of fixed assets in excess of $100,000;

(f) all Contracts to which any Seller is a party or otherwise bound that provide for an increased payment or benefit, or accelerated vesting, upon execution of this Agreement or the Closing or in connection with the transactions contemplated hereby;

(g) all Contracts granting any Person a Lien on all or any part of any of the Purchased Assets (other than Permitted Liens);

(h) all Contracts to which any Seller is a party or by which any Seller or the Purchased Assets are otherwise bound for the cleanup, abatement or other similar actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(i) all Contracts granting to any Person an option or a right of first refusal, right of first-offer or similar preferential right to purchase or acquire any Purchased Assets;

(j) all Contracts to which any Seller is a party or otherwise bound with any agent, distributor or representative which is not terminable without penalty on thirty (30) days’ or less notice;

(k) all Contracts to which any Seller is a party or by which any Seller or the Purchased Assets are otherwise bound for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment other than Intellectual Property licenses;

(l) all Contracts to which any Seller is a party or otherwise bound providing for the indemnification or holding harmless of any officer, director or manager, as applicable, or employee (other than the Organizational Documents of any Seller);

(m) all joint venture or partnership Contracts or other Contracts providing for the sharing by any Seller of any profits, losses, costs and liabilities with any other Person;

(n) all Contracts involving the purchase by any Seller of assets or capital stock of any other Person (other than inventory in the Ordinary Course), or a merger, consolidation, business combination or similar extraordinary transaction entered into from and after January 1, 2005;

(o) all supplier Contracts (excluding purchase orders individually requiring payments by Sellers of an amount less than $100,000 per year) for the provision of goods or services to Sellers;

(p) all Contracts to which any Seller is a party (i) with respect to Intellectual Property owned by any Seller that is licensed to any third party (other than end user licenses in the Ordinary Course) or (ii) pursuant to which a third party has licensed any Intellectual Property to any Seller (other than “off the shelf” or “shrink wrap” or “click through” licenses); and

(q) each written amendment, supplement and modification in respect of any of the foregoing.

Schedule 4.12 identifies each contract set forth therein that will be an Assigned Contract and each contract that will not be an Assigned Contract.  True, correct and complete copies of all Assigned Contracts have been made available to Purchaser.  The Assigned Contracts are legal, valid, binding and enforceable in accordance with their respective terms against the applicable Seller which is a party thereto, and, to the Knowledge of Sellers, against each other party to such Assigned Contracts, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.  There is no existing material default or breach of any Seller under any Assigned Contract (or any event or condition which, with notice or lapse of time or both could constitute a material default or breach) and, to the Knowledge of Sellers, there is no such material default (or event or condition which, with notice or lapse of time or both, could constitute a material default or breach) by any third party to any Assigned Contract.  To the Knowledge of Seller, no Seller is participating in any discussions or negotiations regarding material modification of or amendment to any material Assigned Contract or entry in any new material contract that would be an Assigned Contract.  Schedule 4.12 identifies with an asterisk each material Assigned Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby, including the assignment of such Assigned Contract to Purchaser.

4.13 Tax Returns; Taxes.  Except as otherwise disclosed on Schedule 4.13:  (i) all material Tax Returns of Sellers on which are required to be reported Potential Successor Taxes and which are due to have been filed through the date hereof (taking into account applicable extensions) in accordance with any applicable Laws have been duly filed and are true, correct and complete in all material respects; (ii) all material Potential Successor Taxes due and owing by Sellers (whether or not shown on any Tax Return) have been paid in full or are being diligently contested in good faith by appropriate proceedings; (iii) all deficiencies in Potential Successor Taxes asserted as a result of any examination of any Tax Return have been paid in full, accrued on the books of Sellers, or finally settled; (iv) no claims have been asserted and no proposals or deficiencies for any Potential Successor Taxes are being asserted, proposed or threatened, in writing; (v) no claim has ever been made against any Seller by any Governmental Entity in a jurisdiction where such Seller does not file Tax Returns on which are required to be reported Potential Successor Taxes, and where it has not paid Potential Successor Taxes, that such Seller is or may be subject to taxation with respect to Potential Successor Taxes; (vi) Sellers have withheld and paid all material Potential Successor Taxes required to have been paid by Sellers in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (vii) there are no outstanding waivers or agreements by any Seller for the extension of time for the assessment of any material Potential Successor Taxes or deficiency thereof; and (viii) there are no Liens for Taxes on the Purchased Assets other than Liens for Taxes which are not yet due and payable, nor are there any such Liens which are pending or threatened.

4.14 Officers, Employees and Independent Contractors.

(a) Schedule 4.14(a) contains a true, correct and complete list of (i) each of the officers of Sellers who are employed by a Seller on the date hereof, along with his or her position, date of hire, work location, active or on leave of absence status (and if on leave of absence, the reason for, and circumstances of, such leave) and (ii) each of the other employees (whether full-time, part-time, temporary, leased or otherwise) and independent contractors of Sellers as of the date hereof, along with his or her position, status as exempt or nonexempt from overtime under the FLSA, date of hire, work location, start date, length of service, active or on leave of absence status (and if on leave of absence, the reason for, and circumstances of, such leave).  Sellers have provided Purchaser with such other information reasonably requested by Purchaser with respect to the officers and employees of Sellers.  Except as set forth on Schedule 4.14(a), Sellers have not received a notification from the United States Department of Homeland Security, the Social Security Administration or any other Governmental Entity that the social security number they have for one or more of their employees does not match the records of such Governmental Entity.

(b) Schedule 4.14(b) contains a true, correct and complete list of all Employment Agreements to which Sellers are a party or bound.  Sellers have provided to Purchaser true, correct and complete copies of all Employment Agreements and all personnel policies and employee handbooks utilized in the Business.  No Seller has received a claim from any Governmental Entity to the effect that such Seller has improperly classified as an independent contractor any person named on Schedule 4.14(a), and, to the Knowledge of Sellers, no basis for such a claim exists.

4.15 Labor Relations.

(a) Sellers have complied with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements under applicable law, the payment of social security and similar Taxes and occupational safety and health, except where the failure to comply with any such Laws would not reasonably be expected to have a Material Adverse Effect.  To Sellers’ Knowledge, there are no Taxes, fines, penalties, or other amounts, however designated, currently assessed and unpaid for failure to comply with any of the foregoing Laws.

(b) No Seller has been, or is now, a party to any collective bargaining agreement or other labor contract.  Except as set forth on Schedule 4.15(b), (i) in the past three (3) years there has not been, there is not presently pending or existing, and to the Knowledge of Sellers there is not threatened, any strike, slowdown, picketing or work stoppage involving any Seller; (ii) to the Knowledge of Sellers no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor strike; (iii) there is not pending or, to the Knowledge of Sellers, threatened against or affecting any Seller any material suit, action, claim or proceeding relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Entity, and to the Knowledge of Sellers there is no organizational activity affecting any Seller or the Business; (iv) no application or petition for an election of or for certification of a collective bargaining agent is pending; (v) no grievance or arbitration proceeding against any Seller respecting employment matters exists that would reasonably be expected to result in a Material Adverse Effect; (vi) there is no lockout of any employees by any Seller, and no such action is contemplated by any Seller; and (vii) to the Knowledge of Seller there has been no charge of discrimination filed against or threatened against any Seller with the Equal Employment Opportunity Commission or similar Governmental Entity.

4.16 Insurance Policies.

(a) In the past three (3) years, Sellers have not received any refusal of coverage or any written notice that a defense will be afforded with reservation of rights or any notice of cancellation or any other indication that any insurance policy currently carried by or for the benefit of Sellers (other than policies that are associated with the provision of benefits under any Seller Benefit Plans) is no longer in full force or effect or that the issuer of any insurance policy is not willing or able to perform its obligations thereunder.

(b) All insurance policies with respect to the Business and the Purchased Assets are in full force and effect.

4.17 Environmental, Health and Safety Matters.  Except as described in Schedule 4.17, with respect to each Seller:

(a) the Seller possesses all material Permits and approvals required for the operation of the Business as currently conducted under, and is in compliance in all material respects with, all Environmental Laws, and the Seller is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Permits and approvals;

(b) the Seller has not received written notice of actual or threatened liability under any Environmental Law from any Governmental Entity or any third party and, to the Knowledge of Seller, there is no fact or circumstance which could form the basis for the assertion of any claim against the Seller under any Environmental Law including CERCLA or any similar Environmental Law with respect to any on-site or off-site location;

(c) the Seller has not entered into or agreed to enter into and the Seller does not contemplate entering into, any consent decree, agreement or order, and the Seller is not subject to any judgment, decree or judicial or administrative order of any Governmental Entity relating to compliance with, or the cleanup of Hazardous Materials under any applicable Environmental Law;

(d) the Seller has not received written notice that it is in violation of, and the Seller has not been subject to, any administrative or judicial proceeding pursuant to applicable Environmental Laws or regulations either now or any time during the past five (5) years;

(e) the Seller is not subject to any claim, obligation, liability, loss, damage or expense of any kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Seller, or the Seller’s employees, agents or representatives or arising out of the ownership, use, control or operation by the Seller of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Seller) from which any Hazardous Materials were Released into the environment (the term “Release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air), except for any claim, obligation, liability, loss, damage or expense that is not material;

(f) the Seller has made available to Purchaser copies of all environmental reports, studies or assessments in its possession or under its control relating to Seller’s potential or actual liability under or compliance with Environmental Laws, and to any material Releases of any Hazardous Materials at any plant, facility, site, area or property currently or previously owned or leased by the Seller, and to the Knowledge of Sellers, there are no misstatements or omissions in such reports, studies or assessments;

(g) the Seller has not paid any fine, penalty or assessment within the prior five (5) years with respect to matters arising under applicable Environmental Laws;

(h) there are no Environmental Laws applicable to any Leased Real Property that would require Sellers to obtain the approval of, or provide notice to, any Governmental Entity (which has not been obtained or provided) as a condition to the consummation of the transactions contemplated by this Agreement;

(i) to the Knowledge of Seller, no Leased Real Property, improvements or equipment included within the Purchased Assets contain any asbestos-containing materials, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any such Purchased Assets; and

(j) the Seller has not imported, manufactured, stored, managed, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance in all material respects with all Environmental Laws.

4.18 Intellectual Property.

(a) Schedule 4.18(a) contains a list of (i) all Seller Intellectual Property described in clauses (i), (iii) and (iv) of the definition of Intellectual Property, (ii) any software owned by any Seller and (iii) any Contracts pursuant to which any software is licensed to any Seller (other than any Contracts licensing Excluded Intellectual Property or which are shrink wrap, off-the-shelf or click-through licenses).

(b) No Seller Intellectual Property that is owned by Sellers or Centex Assigned IP is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Sellers or Centex, or which may affect the validity thereof except as would not reasonably be expected to have a Material Adverse Effect.  Except as addressed in the immediately preceding sentence, to the Knowledge of Sellers, no Seller Intellectual Property that is licensed to Sellers is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Sellers, or which may affect the validity thereof except as would not reasonably be expected to have a Material Adverse Effect.  Except for the items of Seller Registered Intellectual Property and Centex Registered Intellectual Property listed in Schedule 4.18(b), each item of Seller Registered Intellectual Property and Centex Registered Intellectual Property is subsisting and, to the Knowledge of Sellers, valid.  All necessary registration, maintenance and renewal fees currently due in connection with Seller Registered Intellectual Property and Centex Registered Intellectual Property have been made and all necessary documents, recordations and certifications that are due in respect of such Seller Registered Intellectual Property and Centex Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Seller Registered Intellectual Property and Centex Registered Intellectual Property.

(c) To the Knowledge of Sellers, Sellers own and have good and exclusive title to, or have licenses (sufficient for the conduct of the Business as currently conducted) to, each item of Seller Intellectual Property free and clear of any Liens (excluding licenses and related restrictions and terminal disclaimers) other than Permitted Liens.  Centex owns and has good and exclusive title to each of the Assigned Trademarks and, to the Knowledge of Sellers, each of the Assigned Patents, free and clear of any Liens (excluding licenses and related restrictions and terminal disclaimers) other than Permitted Liens.  Except as set forth on Schedule 4.18(c), none of Sellers or Centex or its Affiliates have granted any rights or interest in the Seller Intellectual Property or Centex Assigned IP to a third party.

(d) To the extent that any Seller Intellectual Property or Centex Assigned IP has been developed or created by a third party for Sellers or Centex or its Affiliates and is material to the operations of the Business as currently conducted, to the Knowledge of Sellers, Sellers or Centex, as applicable, (i) have obtained ownership of and are the exclusive owners of, or (ii) have obtained a license (sufficient for the conduct of the Business as currently conducted and as proposed to be conducted) to all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(e) To the Knowledge of Sellers, the operation of the Business as it is currently conducted, including Sellers’ design, development, marketing and sale of the products or services of the Business (including with respect to products currently under development), does not infringe or misappropriate in any manner the Intellectual Property of any third party or, to the Knowledge of Sellers, constitute unfair competition or trade practices under the Laws of any jurisdiction.

(f) In the past three (3) years, Sellers have not received written notice or any other overt threats from any third party, that the operation of the Business as it is currently conducted, or any act, product or service of the Business, materially infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(g) To the Knowledge of Sellers, no Person has or is infringing or misappropriating any Seller Intellectual Property or Centex Assigned IP, except for any infringement or misappropriation which would not reasonably be expected to have a Material Adverse Effect.

4.19 Transactions with Affiliates.

(a) Except as set forth in Schedule 4.19 or for the sale and installation of the Taexx® system and pretreatment services performed by the Business for Centex Homes, no Related Party of any Seller has any interest in any contract, arrangement or understanding with, or relating to, the Business, the Purchased Assets or the Assumed Liabilities.

(b) All single family home building operations (including single family town homes) conducted by the Affiliates of Sellers are conducted by Centex Homes or its subsidiaries.

4.20 Customer and Supplier Relations. Schedule 4.20 contains a true, correct and complete list of the names and addresses of the Customers and Suppliers, and the amount of sales to or purchases from each such Customer or Supplier during the twelve (12) month period ended on the Balance Sheet Date.  During the last twelve (12) months, no Supplier or Customer has delivered a written notice to the effect that it intends to, nor to the Knowledge of Sellers has any Supplier or Customer made any threat to, (i) terminate its relationship with Sellers, (ii) materially reduce its business with Sellers from the levels achieved during the 12-months ended on the Balance Sheet Date, or (iii) make a material changes in the terms and conditions (taken as a whole) on which it has done business with Sellers during the 12-months ended on the Balance Sheet Date, other than, in the case of (ii) or (iii), due to a general downturn in the homebuilding industry.

4.21 Bank Accounts.  Schedule 4.21 sets forth a true, correct and complete list and description of Sellers’ bank accounts, lock box accounts and other accounts maintained by or for the benefit of Sellers.

4.22 Broker’s or Finder’s Fee.  No agent, broker, Person or firm acting on behalf of Sellers is, or shall be, entitled to any broker’s fees, finder’s fees or other fees or commissions from Sellers in connection with this Agreement or any of the transactions contemplated hereby.  Neither Purchaser nor Rollins shall have any obligation to pay any fees or commissions to any such persons or entities.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

5.1 Organization.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now being conducted.

5.2 Authorization; Enforceability.  Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents by Purchaser and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been, and the Purchaser Ancillary Documents shall be as of Closing, duly executed and delivered by Purchaser and do or shall, as the case may be, constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

5.3 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement and the Purchaser Ancillary Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, any of the provisions of the Organizational Documents of Purchaser, (ii) conflict with or result in a violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any material Contract or Permit to which Purchaser is a party, (iii) require any consent, approval or other authorization of, or filing with or notification to, any Person under any material Contract or Permit applicable to Purchaser, or (iv) subject to the receipt or making of the consents, approvals, authorizations, and filings referred to in Section 5.3(b), contravene or conflict with, or result in any violation or breach of, any Law applicable to Purchaser except for any of the matters referred to in clauses (ii) and (iii) above which would not reasonably be expected to prevent or materially delay the performance by Purchaser or its Affiliates of any of their respective material obligations under this Agreement or any of the Purchaser Ancillary Documents, or to prevent the consummation of the transactions contemplated by this Agreement.

(b) Assuming all filings required under the HSR Act are made and any waiting periods thereunder have been terminated or expired, no other consent, approval, authorization of, or filing with or notification to, any Governmental Entity is necessary or required by or with respect to the execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents by Purchaser, or the consummation by Purchaser of the transactions contemplated hereby and thereby.

5.4 Broker’s or Finder’s Fee.  No agent, broker, Person or firm acting on behalf of Purchaser is, or shall be, entitled to any broker’s fees, finder’s fees or other fees or commissions from Purchaser in connection with this Agreement or any of the transactions contemplated hereby.  No Seller shall have any obligation to pay any fees or commissions to any such persons or entities.

5.5 No Implied Representations or Warranties.  Purchaser acknowledges and agrees that except as contained in Article 4 or in the Trademark Assignments, Copyright Assignment or Patent Assignment, no Seller or any of their respective Affiliates or representatives has made or is making any other representations or warranties with respect to the Business or the Purchased Assets, including any (i) implied warranties of merchantability or fitness for a particular purpose or (ii) express or implied warranties as to any other matter which, under applicable Law, will be deemed to give rise to any express or implied warranty unless such warranties are expressly disclaimed by Sellers, and Sellers hereby disclaim any such other representations or warranties.

ARTICLE 6

CERTAIN COVENANTS AND AGREEMENTS

6.1 Conduct of Business by Sellers.  Except as set forth in Schedule 6.1, (i) with respect to the Pre-Closing Covenants for the period commencing on the date hereof and ending at the Effective Time and (ii) with respect to covenants under subsections 6.1(e), (f), (g), (h), (k), (l), (p), and, solely for purposes of the forgoing subsections, (s) for the period commencing on the date hereof and ending at the Closing, each Seller shall, except as expressly required by this Agreement and except as otherwise consented to in advance in writing by Purchaser, which such consent shall not be unreasonably withheld:

(a) conduct the Business in the Ordinary Course in all material respects and not engage in any new line of business or make any commitment with respect to the Business or the Purchased Assets except those in the Ordinary Course in all material respects and not otherwise prohibited under this Section 6.1;

(b) use commercially reasonable efforts to (i) preserve intact the goodwill and business organization of such Seller and (ii) preserve the relationships and goodwill of such Seller with customers, distributors, suppliers and employees of such Seller;

(c) (i) duly and timely file or cause to be filed all material reports required to be filed with any Governmental Entity, agency or authority and (ii) duly and timely file or cause to be filed all material Tax Returns required to be filed with any Governmental Entity, agency or authority and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith or an extension has been granted by appropriate proceedings;

(d) maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices and Sellers’ obligations as tenants under the Leases, all buildings, offices, shops and other structures occupied by Sellers and located on the Leased Real Property;

(e) not authorize for issuance or issue and deliver any additional shares of its capital stock or membership interests or securities convertible into or exchangeable for shares of its capital stock or membership interests or issue or grant any right, option or other commitment for the issuance of shares of its capital stock or membership interests;

(f) not amend or modify its charter documents;

(g) not create any subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

(h) not dispose of or permit to lapse any right to the use of any of the Seller Intellectual Property material to the conduct of the Business;

(i) maintain, and not permit to lapse, each Permit held by such Seller as of the date hereof material to the operation of the Business;

(j) not (i) sell any Purchased Asset, other than Inventory and finished and unfinished goods sold in the Ordinary Course, (ii) create, incur or assume any indebtedness secured by the Purchased Assets other than in the Ordinary Course, (iii) grant, create, incur or suffer to exist any Lien other than a Permitted Lien on the Purchased Assets, (iv) incur any liability or obligation (absolute, accrued or contingent) that would be an Assumed Liability except in the Ordinary Course, (v) write-off any guaranteed check, note or account receivable except in the Ordinary Course or unless in accordance with GAAP, (vi) write-down the value of any asset or investment (including any Purchased Asset) on the books or records of the Seller, except (A) for depreciation and amortization in the Ordinary Course or (B) in accordance with GAAP, (vii) cancel any debt or waive any claim or right under an Assigned Contract that would be material to the operation of the Business except in the Ordinary Course, or (viii) make any commitment for any capital expenditure to be made before or following the Effective Time in excess of $100,000;

(k) not increase in any manner the base compensation of, accelerate the payment of any base compensation or bonus owed to, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, independent contractors, officers, directors or consultants, except (i) pursuant to existing arrangements, (ii) in the Ordinary Course, (iii) for acceleration of the payment of Sellers’ annual bonuses (in amounts determined pursuant to Sellers’ existing bonus arrangements consistent with the Ordinary Course) to their employees and officers prior to the Effective Time, or (v) as otherwise required by applicable Law;

(l) not enter into any collective bargaining agreement;

(m) maintain supplies and Inventory at levels that are consistent with seasonal demand and in the Ordinary Course;

(n) continue to collect accounts receivable and pay trade accounts payable in all material respects in the Ordinary Course;

(o) perform in all material respects all of its obligations under all Assigned Contracts, and not materially default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a material default under any Assigned Contract (except those being contested in good faith) and not enter into, assume or amend any material Contract that is or would be an Assigned Contract, except in the Ordinary Course;

(p) maintain in full force and effect policies of insurance comparable in all material respects in amount and scope of coverage to that now maintained by or on behalf of the Seller;

(q) continue to maintain its books and records in accordance with GAAP consistently applied and on a basis consistent with past practice;

(r) continue its billing practices in the Ordinary Course; and

(s) not authorize, or commit or agree to take, any of the prohibited actions in the foregoing.

(b) Nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct Sellers’ operations prior to the Closing.  Prior to the Closing, Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business.

6.2 Inspection and Access to Information.

(a) During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Article 9, Sellers shall (and shall cause their respective officers, directors, managers, employees, auditors and agents to), upon reasonable advance notice, provide Purchaser and its authorized representatives with reasonable access, during normal business hours, to the Designated Executives and Drew Nachowiak and books and records of Sellers, provided that such access shall not unreasonably disrupt the operations of Seller, furnish to Purchaser and its authorized representatives, promptly upon reasonable request therefor, any and all financial, technical and operating data and other information pertaining to Sellers and the Business reasonably requested by Purchaser and otherwise cooperate with the conduct of due diligence by Purchaser and its representatives.  Upon Sellers’ prior written consent, Sellers shall provide Purchaser and its authorized representatives with reasonable access, during normal business hours, to the offices, personnel and properties of Sellers.  Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not be required to provide (i) any information or access that Sellers reasonably believe, after consultation with legal counsel, could violate applicable Law, including antitrust Laws, or the terms of any confidentiality agreement or confidentiality provision in any Contract (provided that Sellers will use commercially reasonable efforts to cause the other party to such Contract to waive the application of such confidentiality agreement or confidentiality provision to such disclosure), (ii) any information relating to any offers or indications of interest received by Sellers or their respective Affiliates or representatives from any Person other than Purchaser to acquire the Business or the Purchased Assets, or any communications between Sellers or their respective Affiliates or representatives on the one hand and any such other Person on the other hand relating to such offers or indications of interest or the transactions contemplated thereby (it being understood that Sellers may retain all such documents, information and communications, which shall be the sole property of Sellers at all times prior to and after the Closing), (iii) any work papers or similar materials prepared by the independent public accountants of Sellers or their respective Affiliates, except to the extent that such accountants agree to provide access to such work papers or similar materials upon such terms and conditions as shall be determined by such accountants in their sole discretion (it being understood that Sellers shall use commercially reasonable efforts to facilitate such access), and (iv) any documents or information that are protected by the attorney-client privilege or work product doctrines to the extent Sellers determine in their reasonable discretion that providing copies or access to such documents or information could give rise to a possible waiver of such privilege or doctrine.

(b) All information received by, or made available to, Purchaser in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser pursuant to the terms of the Confidentiality Agreement, which is incorporated herein by reference.

(c) It is expressly understood and agreed that, without the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed, nothing in this Agreement shall be construed to grant Purchaser or its authorized representatives the right to perform any Phase I or Phase II or other environmental testing on any of the properties of Sellers prior to the Closing.

6.3 Notification of Certain Matters.  Sellers shall promptly notify Purchaser of:

(a) any change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or otherwise result in any representation or warranty of Sellers under this Agreement being inaccurate in any material respect;

(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(d) any action, suit, claim, investigation or proceeding commenced or, to the Knowledge of Sellers, threatened against, relating to or involving or otherwise affecting Sellers or the Business that, relates to the consummation of the transactions contemplated by this Agreement; and

(e) the damage or destruction by fire or other casualty of any Purchased Asset or part thereof or in the event that any Purchased Asset or part thereof becomes the subject of any proceeding by a Governmental Entity or, to the Knowledge of Sellers, threatened proceeding by a Governmental Entity for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

(c) Sellers acknowledge that Purchaser does not and will not waive any right it may have under this Agreement as a result of such notifications.

6.4 Audited Financial Statements; Interim Financial Statements.  As soon as practicable, but in no event later than three (3) days prior to the Closing Date, Sellers shall (i) prepare and deliver to Purchaser the Audited Financial Statements (reported on by Ernst & Young LLP (“E&Y”)) and (ii) prepare and deliver to Purchaser the unaudited, interim financial statements of the Business listed on Schedule 6.4 (the “Interim Financial Statements”).  Sellers shall make all work papers associated with the preparation of the Audited Financial Statements and the Interim Financial Statements that were prepared by its management team reasonably available for review by Purchaser and its authorized representatives.  Sellers shall use commercially reasonable efforts to cause E&Y to make all work papers associated with the preparation of the Audited Financial Statements available for review by Purchaser; provided, however, that Purchaser has signed any agreements relating to such access and work papers as required by E&Y and agrees to comply with such other terms and conditions as shall be determined by E&Y in its sole discretion.  Sellers’ and their Affiliates’ actual, out-of-pocket costs reasonably incurred for the preparation of the Audited Financial Statements shall be paid 50% by Purchaser or its Affiliates and 50% by Sellers or their Affiliates.

6.5 Exclusive Dealing.  Until the Closing (or earlier termination of this Agreement), no Seller or any of their Affiliates shall, and shall use reasonable efforts to cause their representatives not to, take any action to, directly or indirectly, solicit or engage in discussion or negotiations with, or encourage or provide any information to, any Person other than Purchaser and Rollins (and their Affiliates and representatives) concerning the purchase of all or substantially all of the assets of the Business or capital stock of Sellers (whether by merger, recapitalization or other similar transactions).

6.6 Efforts to Close.  Subject to the terms and conditions set forth herein, and to applicable Law, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable, and assist and cooperate with the other Parties in doing all things necessary proper or advisable, to ensure that the conditions set forth in Article 7 are consummated and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) taking the actions required by Section 6.7, (iii) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

6.7 HSR Clearance.

(a) The Parties acknowledge and agree that prior to the date hereof, Rollins and Centex have each filed or caused to be filed the filings necessary to obtain antitrust clearance under the HSR Act with respect to the transactions contemplated in this Agreement.

(b) Each of Rollins and Centex shall (i) (subject to the last sentence of Section 6.6, with respect to Rollins) use its best efforts to obtain antitrust clearance under the HSR Act as promptly as practicable (but in no event shall it request early termination with respect to the waiting period thereunder), and in any event prior to the End Date; (ii) at the earliest practicable date comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from the Federal Trade Commission and/or the Antitrust Division of the United States Department of Justice (the “Antitrust Authorities”), including a “second request” under the HSR Act; and (iii) consult and cooperate with the other such party, and consider in good faith the views of the other such party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act.

(c) Each of Rollins and Centex will (i) promptly notify the other such party of any written, oral or electronic communication made to or received by it from the Antitrust Authorities regarding any of the transactions contemplated hereby, (ii) subject to applicable Law, if practicable, permit the other such party to review in advance any proposed written, oral or electronic communication to the Antitrust Authorities and incorporate the other such party’s reasonable comments, (iii) not agree to participate in any substantive meeting or discussion with any Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other such party in advance and, to the extent permitted by the Antitrust Authorities, gives the other party the opportunity to attend, and (iv) furnish the other party with copies of all correspondence, filings and written communications between it and its Affiliates and their respective authorized representatives on the one hand and any Antitrust Authority or its respective staff on the other, with respect to this Agreement and the transactions contemplated hereby.

(d) Sellers and Purchaser shall each be responsible for the payment of fifty (50%) of all filing fees under the HSR Act, regardless of whether this Agreement is terminated pursuant to Article 9 before the Closing occurs.  Each of Purchaser and Sellers shall be responsible for the payment of its and its Affiliates’ own expenses, including reasonable legal fees and expenses, in complying with any request for additional information or documentary material from any Antitrust Authority.

6.8 Consents.  Nothing in this Agreement shall be construed as an attempt by Sellers to assign any Non-Assignable Contract without the necessary notice to or consent, authorization or approval of the other party or parties thereto.  Sellers shall, during the remaining term of each Non-Assignable Contract, use commercially reasonable efforts to (a) obtain the consent of the applicable third party, (b) to the extent not prohibited by such Non-Assignable Contract, make the benefits of each such Non-Assignable Contracts available to Purchaser following the Closing so long as Purchaser fully cooperates with Sellers, promptly reimburses Sellers for all payments made by Sellers in connection therewith and fully performs when due all obligation of any Seller thereunder in accordance with the terms of such Non-Assignable Contract, and (c) enforce following the Closing, at the request of Purchaser and at the expense and for the account of Purchaser, any right of Sellers arising from such Non-Assignable Contracts against the other party or parties thereto (including the right to terminate any such Non-Assignable Contract in accordance with the terms thereof).  Sellers acknowledge and agree that for purposes of obtaining the consents of the applicable third parties to the assignment of the Non-Assignable Contracts, it shall be deemed commercially reasonable for the applicable Seller to remain liable for its obligations under a Non-Assignable Contract if Purchaser has used its commercially reasonable efforts to assist Seller in getting released from such liability, but notwithstanding such efforts the applicable third party will not agree to such release.  As between Sellers and Purchaser, Purchaser will be deemed to have assumed Sellers’ performance of obligations for any such Non-Assignable Contract as an Assumed Liability provided Sellers have made the benefits of such Non-Assignable Contract available to Purchaser.  With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to Purchaser is obtained following the Closing, at such time as consent or approval has been obtained, the related Assigned Contract shall be assigned or transferred to Purchaser automatically without any other conveyance or other action by Purchaser.

6.9 Employees and Employee Benefits.  The Parties agree to comply with covenants, terms and conditions set forth in Exhibit 6.9.

6.10 Transfer Taxes; Other Transfer Fees and Expenses.  Any transfer, sales, use, stamp, registration or other such Taxes or recording fees (including any penalties or interest thereon) payable as a result of the Acquisition or any other action contemplated by this Agreement (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Parties), and will be paid fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser.  All other fees and expenses necessary to cause the transfer of the Purchased Assets hereunder (including any amounts paid to third parties to secure any necessary consents and approvals as required herein) will be paid by Purchaser.  The Parties will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby.

6.11 Fees and Expenses.

(a) Expenses of Purchaser.  Except as specifically set forth herein, all fees and expenses incurred by Purchaser or its Affiliates in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for Purchaser, shall be paid by Purchaser or its Affiliates.

(b) Expenses of Sellers.  Except as specifically set forth herein, all fees and expenses incurred by Sellers or their Affiliates in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein, including without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for Sellers, shall be paid by Sellers.

6.12 Name Change.  As soon as practicable following the Closing (but in no event later than thirty (30) days), Sellers shall change their corporate names to remove any reference to the names “HomeTeam Services”, “HomeTeam Pest Defense” or any other trade name included in Seller Intellectual Property or Centex Assigned IP, or any name derived from or confusingly similar to any such names.  Notwithstanding the foregoing, Sellers shall be entitled to use the following corporate names:  “CHS, LLC”, “HTPD, Inc.” and “HTPD, LLC.”  Within ninety (90) days following the Closing Date, Sellers shall file in all jurisdictions in which they are qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein.  In connection with enabling Purchaser, as soon as practicable following the Closing Date, to use the current corporate name of Sellers, Sellers shall execute and deliver to Purchaser all consents related to such change of name as may be reasonably requested by Purchaser.

6.13 Bulk Sales.  Purchaser hereby waives compliance by Sellers with the provisions of any applicable state bulk transfer statutes.

6.14 Risk of Loss.  All risk of loss or damage to or destruction of the Purchased Assets, in whole or in part, shall be and remain with Sellers until the Closing; provided, however, that from and after the Closing, Purchaser shall be deemed to bear all risk of loss or damage to or destruction of the Purchased Assets, in whole or in part, for the time period commencing at the Effective Time.

6.15 Qualified Termite Contracts.  The Parties covenant and agree that with respect to each Qualified Termite Contract, it shall be the obligation of the Business to perform all service and warranty obligations thereunder from and after the Effective Time; provided, that as between Purchaser and Sellers, after the Closing Purchaser shall be deemed to have been responsible for such performance by the Business.  Purchaser shall promptly provide Sellers notice with respect of any claim in excess of $10,000 made by the other party or parties to a Qualified Termite Contract with respect to the service and warranty obligations thereunder.  Within twenty (20) days of receipt of such notice (which period shall toll during any period in which Purchaser is in breach of Section 6.17), Sellers shall either (i) direct Purchaser in writing to pay the amount claimed or perform the necessary obligations in connection therewith, in which case Sellers shall reimburse Purchaser for all of Purchaser’s out-of-pocket costs (including reasonable attorneys’ fees, court costs, expert witness fees, transcript costs and other expenses of litigation to defend against such claims) to perform such service and warranty obligations, including the initial $10,000 of such claims, (ii) notify Purchaser in writing that Sellers have elected to defend such claim, in which event Sellers will be liable for all amounts owed with respect to such claim, or (iii) direct Purchaser in writing to use its commercially reasonable efforts to defend such claim, in which event Sellers shall reimburse Purchaser, when billed, for its reasonable out-of-pocket costs (including reasonable attorneys’ fees, court costs, expert witness fees, transcript costs and other expenses of litigation to defend against such claims) of defending such claim and shall promptly reimburse Purchaser for the full amount, if any, paid to the claimant upon resolution of such claim.  In the event Sellers fail to respond in writing within such twenty (20) day period which period shall toll during any period in which Purchaser is in breach of Section 6.17), Sellers shall be deemed to have directed Purchaser to pay the amount claimed or perform the necessary obligations in connection therewith, and will promptly reimburse Purchaser for all of Purchaser’s out-of-pocket costs (including reasonable attorneys’ fees, court costs, expert witness fees, transcript costs and other expenses of litigation to defend against such claims) to perform such service and warranty obligations or defend such claim.  Notwithstanding anything in this Section 6.15 to the contrary, Sellers shall have no liability under this Section 6.15 with respect to (i) any Assumed Liabilities described in Sections 2.3(a)(v) or (ii) any Qualified Termite Contract after the customer thereunder makes a renewal payment to Purchaser, and the renewal period for which such payment was made has commenced.  In addition, to the extent not inconsistent with this Section 6.15, the Parties agree that the provisions of Section 10.8 shall apply to any claims described in this Section 6.15 and references to indemnification, indemnified party and indemnifying party shall be deemed references to the reimbursement obligations in this Section 6.15, Purchaser and Sellers, respectively.

6.16 Access to Documents; Preservation of Books and Records .

(a) For a period of seven years from and after the Closing Date, (i) Purchaser shall not dispose of or destroy any of the material books and records of the Business relating to periods prior to the Closing (“Books and Records”) without first offering to turn over possession thereof to Sellers, at Sellers’ expense, by written notice to Sellers at least ninety (90) days prior to the proposed date of such disposition or destruction; (ii) Purchaser shall allow Sellers and their agents reasonable access to and to copy, for any proper purpose, including for making any tax or regulatory filing, all Books and Records, at Sellers’ expense; provided, however, that Sellers shall use commercially reasonable efforts to see that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the businesses of Purchaser; and (iii) Purchaser shall make available to Sellers upon written request the personnel of Purchaser to assist Sellers in locating and obtaining any Books and Records.  Notwithstanding the foregoing, (A) nothing herein shall require Purchaser to disclose any information to Sellers if such disclosure would jeopardize any attorney-client or other legal privilege available to Purchaser or contravene any applicable Law and (B) to the extent that any Books and Records or other information are withheld from Sellers pursuant to clause (A) above because disclosure thereof would jeopardize any attorney-client privilege or other legal privilege, Purchaser shall use its commercially reasonable efforts to make alternative arrangements to provide to Sellers any factual information contained in such Books and Records or other information in a manner that would not jeopardize any such privilege.

(b) For a period of seven years from and after the Closing Date, (i) Sellers and their Affiliates shall not dispose of or destroy any material books and records relating to the Business or the Purchased Assets for periods prior to the Closing (“Seller Books and Records”) without first offering to turn over possession thereof to Purchaser, at Purchaser’s expense, by written notice to Purchaser at least ninety (90) days prior to the proposed date of such disposition or destruction; (ii) Sellers and their Affiliates shall allow Purchaser and its agents reasonable access to and to copy, for any proper purpose, including for making any tax or regulatory filing, all Seller Books and Records, at Purchaser’s expense; provided, however, that Purchaser shall use commercially reasonable efforts to see that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Sellers’ and such Affiliate’s businesses; and (iii) Sellers and their Affiliates shall make available to Purchaser upon reasonable written request Sellers’ and its Affiliates’ personnel to assist Purchaser in locating and obtaining any Seller Books and Records.  Notwithstanding the foregoing, (A) nothing herein shall require Sellers or their Affiliates to disclose any information to Purchaser if such disclosure would jeopardize any attorney-client or other legal privilege available to Sellers or their Affiliates or contravene any applicable Law and (B) to the extent that any Seller Books and Records or other information are withheld from Purchaser pursuant to clause (A) above because disclosure thereof would jeopardize any attorney-client privilege or other legal privilege, Sellers and their Affiliates shall use their commercially reasonable efforts to make alternative arrangements to provide to Purchaser any factual information contained in such Seller Books and Records or other information in a manner that would not jeopardize any such privilege.

(c) If one Party shall advise the other Party in writing that any legal proceeding or investigation is pending or threatened at the termination of the seven (7) year period referred to in this Section 6.16, then, at the election of the Party in possession of the relevant books and records, either (i) the seven (7) year period shall be extended until such legal proceeding or investigation has been settled through judgment or otherwise and/or is no longer pending or threatened or (ii) the Party that possesses such books and records shall turn such books and records over to the Party requesting the extension.

6.17 Litigation Support and Cooperation.

(a) If and for so long as a Party is actively contesting or defending against any claim or legal proceeding identified on Schedule 4.10 or arising in connection with (a) the transactions contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business or the Purchased Assets, in each case including any action that is the subject of Article 10 (other than a Direct Claim), the other Parties will cooperate with such Party and its counsel in the contest or defense (including, without limitation, assisting or participating in discovery activities including depositions, interrogatories or requests for production), make available the appropriate personnel of such Party and its Affiliates, and provide such testimony and access to its books and records and any documents or information relating to such claim or legal proceeding which are in the possession of such Party or can be obtained by such Party without undue cost or expense as promptly as possible and as shall be reasonably necessary in connection with the contest or defense.  If requested, the other Parties shall use commercially reasonable efforts to make their independent accountants available for discussions regarding such matters discussed in the previous sentence.  The Party requiring such support shall reimburse such other Parties for any reasonable out-of-pocket expenses incurred by such other Parties in complying with this Section 6.17 (unless the Party requiring such support is entitled to indemnification therefor under Article 10).

(b) With respect to a Direct Claim, any indemnified party who desires to assert a Direct Claim for indemnification pursuant to this Agreement shall, at the cost of the indemnifying party, (i) provide to the indemnifying Party all documents and information relating to such Direct Claim which are in the possession of the indemnified party or its Affiliates or can be obtained by the indemnified party without undue cost or expense as promptly as practicable and (ii) give the indemnifying party reasonable access to the accounting and other appropriate personnel and the independent accountants of the indemnified party and its Affiliates in order to permit the indemnifying party to obtain information reasonably required to evaluate such Direct Claim.

(c) Sellers shall consult with Purchaser with respect to the non-financial settlement of any non-financial matter arising out of any action, claim, suit or proceeding identified in Schedule 4.10 that would reasonably be expected to adversely affect the Business.

(d) If any Party is not satisfied with the level of cooperation and assistance being provided by any other Party pursuant to this Section 6.17, such party shall so notify the other Parties.  If within ten (10) days after delivery of such notice the notifying Party is still not satisfied with the level of cooperation and assistance, then it shall so notify the other Parties.  Within three (3) Business Days after the delivery of such second notice, the then-current President of Orkin, Inc. and the then-current Senior Vice President-Administration of Centex shall meet in person to work together in good faith to resolve the matter.

6.18 Use of Centex Marks.  Purchaser acknowledges and agrees that it is not obtaining any rights or licenses with respect to the name “Centex” or any derivative thereof or associated logos or trade dress (the “Seller Marks”), and that Purchaser will not use any Seller Marks after the Closing Date in connection with the marketing or promotion of the Business.

6.19 Replacement of Letters of Credit and Bonds.  Prior to the Closing, Purchaser shall cause letters of credit to be issued and delivered that will replace the letters of credit identified in Schedule 6.19.  As soon as practicable following the Closing (but in no event later than thirty (30) days), Purchaser shall deliver bonds that will replace the bonds identified in Schedule 6.19.  In addition, from and after the Closing Date, Purchaser shall (a) use its commercially reasonable efforts to cause Sellers to be fully, unconditionally and irrevocable released and discharged from each bond and letter of credit identified in Schedule 6.19 (the “Bond and LOC Obligations”), and (b) indemnify and hold harmless Sellers from and against all payments made or other Losses incurred by Sellers after the Effective Time under or in connection with any Bond and LOC Obligations which remain outstanding after the Effective Time, except as and to the extent the claim giving rise to such payments or Losses under such Bond and LOC Obligations arises out of or results from Excluded Liabilities.  Until such time as each Bond and LOC Obligation has been fully, unconditionally and irrevocably released and discharged, Purchaser shall (i) not increase, renew or materially modify any outstanding Bond and LOC Obligation without Sellers’ prior written consent and (ii) comply with all terms and conditions included in or relating to any outstanding Bond and LOC Obligation.  In addition, Purchaser acknowledges that neither Sellers, nor any of their Affiliates, will be obligated to renew any of the Bond and LOC Obligations.  Sellers may terminate any Bond and LOC Obligation to the extent permitted by (or not prohibited by) the Governmental Entity which is the bond or letter of credit beneficiary.

6.20 Reimbursements.   The Parties covenant and agree that with respect to each Assigned Contract pursuant to which a third party claim is made regarding a failure to pay or a payment dispute of a third party otherwise arises, which claim or dispute is in excess of $10,000 and arose out of actions, events or omissions prior to the Effective Time, Purchaser shall promptly give Sellers notice and a copy of such claim.  Within twenty (20) days of receipt of such notice (which period shall toll during any period in which the Purchaser is in breach of Section 6.17), Sellers shall either (i) direct Purchaser in writing to pay the amount claimed, in which event Sellers shall promptly reimburse Purchaser for the full amount so paid, (ii) notify Purchaser in writing that Sellers have elected to defend such claim, in which event Sellers will be liable for all amounts owed with respect to such claim, or (iii) direct Purchaser in writing to use its commercially reasonable efforts to defend such claim (including comply with the terms and conditions of Section 10.8), in which event Sellers shall reimburse Purchaser, when billed, for its reasonable out-of-pocket costs of defending such claim and shall promptly reimburse Purchaser for the full amount, if any, paid to the claimant upon resolution of such claim.  In the event Sellers fail to respond in writing within such twenty (20) day period (which period shall toll during any period in which the Purchaser is in breach of Section 6.17), Sellers shall be deemed to have directed Purchaser to pay the amount claimed, and will promptly reimburse Purchaser for the full amount so paid.  In addition, to the extent not inconsistent with this Section 6.20, the Parties agree that the provisions of Section 10.8 shall apply to any claims described in this Section 6.20 and references to indemnification, indemnified party and indemnifying party shall be deemed references to the reimbursement obligations in this Section 6.20, Purchaser and Sellers, respectively.

6.21 Taexx® Matters.  The Parties agree to comply with the covenants, terms and conditions set forth in Schedule 6.21.

6.22 Post-Effective Time Matters.  Sellers shall cause the nightly collection by (or on behalf of) Centex of funds in the lock boxes and bank accounts included in the Purchased Assets to cease effective as of the Effective Time.  Purchaser shall reimburse Sellers for all costs and expenses incurred by Sellers or any of their Affiliates in connection with the operation of the Business from the Effective Time through the Closing (without duplication of any amounts paid by Purchaser to Sellers pursuant to the Transition Services Agreement, Facility Operating Agreement or Employee Leasing Agreement).  Promptly after the Closing, Sellers shall prepare and deliver to Purchaser an invoice for such costs and expenses, which shall specify in reasonable detail all such costs and expenses.  All amounts reflected in the invoice shall be due and payable 30 calendar days following receipt by Purchaser of the invoice.  Any amount not paid on or before the date such amount is due shall bear interest from and after such date until paid in full a rate equal to 8.00% per annum.  Unless otherwise mutually agreed by the Parties, all payments shall be made by wire transfer of immediately available funds in U.S. Dollars.

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Conditions to Each Party’s Obligations.  The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Parties, as appropriate, at or before the Closing Date, of each of the following conditions:

(a) there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction prohibiting, restraining or enjoining the Acquisition, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order;

(b) the applicable waiting period under the HSR Act with respect to the transactions contemplated herein shall have expired.

7.2 Conditions to Obligations of Purchaser.  The obligations of Purchaser to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver by Purchaser, at or before the Closing Date, of the following further conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Sellers contained in Section 4.2 (Authorization; Enforceability) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date as if made at and as of such time, and (ii) all other representations and warranties of Sellers set forth in Article 4 shall be true and correct both when made and as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except where the events, states of facts, circumstances, developments, changes or effects causing the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or Material Adverse Effect set forth therein) do not have, and would not reasonably be expected to have, a Material Adverse Effect;

(b) Performance of Obligations of Sellers.  Sellers shall have performed in all material respects all covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing Date;

(c) No Material Adverse Effect.  On or prior to the Closing Date, there shall not have occurred any Material Adverse Effect or any state of facts, change, event, or occurrence (when taken together with all other states of fact, changes, events, or occurrences) would reasonably be expected to result in a Material Adverse Effect;

(d) Consents.  Sellers shall have obtained and delivered to Purchaser evidence that the written consents and notices (or waivers with respect thereto) of the parties to the Assigned Contracts identified in Schedule 7.2(d) have been obtained or made, as appropriate;

(e) Audited Financial Statements.  The Audited Financial Statements, and the schedules prepared by Sellers in accordance therewith that set forth the audit adjustments proposed by E&Y and the audit adjustments so proposed that were not made in the Audited Financial Statements, shall have been delivered to Purchaser at least three (3) days prior to the Closing Date, and the Audited Financial Statements shall not be substantially inconsistent with the Unaudited December 2007 Financial Statements in a manner that would reasonably be expected to have a Material Adverse Effect; provided, that for purposes of this Section 7.2(e), an inconsistency relating to or arising out of revenue recognition, intercompany interest expense, sales commissions, bonus accruals or prepaid advertising shall not constitute a Material Adverse Effect; and

(f) Ancillary Documents.  Sellers shall have delivered, or caused to be delivered, to Purchaser the documents listed in Section 8.1.

7.3 Conditions to Obligations of Sellers.  The obligations of Sellers to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver by Sellers, at or before the Closing Date, of the following further conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Purchaser contained in Section 5.2 (Authorization; Enforceability) shall be true and correct in all respects, both when made and at and as of the Closing Date as if made at and as of such time, and (ii) all other representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects in each case both when made and at and as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects;

(b) Performance of Obligations by Purchaser.  Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

(c) Replacement of Letters of Credit.  Purchaser shall have caused letters of credit to be issued and delivered that will replace the letters of credit identified in Schedule 6.19 and shall have delivered evidence thereof to Sellers; and

(d) Ancillary Documents.  Purchaser shall have delivered, or caused to be delivered, to Sellers the documents listed in Section 8.2.

ARTICLE 8

CLOSING DELIVERIES

8.1 Closing Deliveries of Sellers.  At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser the following:

(a) possession of the tangible Purchased Assets;

(b) certificates executed by an authorized executive officer of each of the Sellers as to compliance by such Party with the conditions set forth in Sections 7.2(a) and (b);

(c) a Bill of Sale in substantially the same form as attached hereto as Exhibit 8.1(c)(i), an Assignment and Assumption Agreement, in substantially the same form as attached hereto as Exhibit 8.1(c)(ii) (the “Assignment and Assumption Agreements”), a Federal Trademark Assignment, in substantially the same form as attached hereto as Exhibit 8.1(c)(iii) (the “Federal Trademark Assignment”),a State Trademark Assignment, in substantially the same form as attached hereto as Exhibit 8.1(c)(iv) (the “State Trademark Assignment” and together with the Federal Trademark Assignment, the “Trademark Assignments”), a Patent Assignment, in substantially the same form as attached hereto as Exhibit 8.1(c)(v) (the “Patent Assignment”), a Copyright Assignment, in substantially the same form as attached hereto as Exhibit 8.1(c)(vi) (the “Copyright Assignment”) and vehicle certificates of title, duly executed as of the Closing Date by Sellers (or, with respect to the Trademark Assignments, Patent Assignment and Copyright Assignment, Centex);

(d) with respect to each of the Sellers, a copy, certified by the Secretary or any Assistant Secretary of such Party, of (i) the Organizational Documents of such Party, and (ii) the resolutions described in Section 4.2, authorizing the transactions contemplated hereby and by the Seller Ancillary Documents and the execution, delivery and performance by such Party of this Agreement and the Seller Ancillary Documents, as applicable, and an incumbency certificate with respect to officers executing documents or instruments on behalf of such Party;

(e) with respect to each of the Affiliates of Sellers that is a party to any of the Seller Ancillary Documents or the Centex Guaranty, a copy, certified by the Secretary or any Assistant Secretary of such Affiliate, of (i) the Organizational Documents of such Affiliate, and (ii) the resolutions authorizing the transactions contemplated by the Seller Ancillary Documents to which such Affiliate is a party and, if applicable, the Centex Guaranty, and the execution, delivery and performance by such Affiliate of such Seller Ancillary Documents and, if applicable, the Centex Guaranty, and an incumbency certificate with respect to officers executing documents or instruments on behalf of such Affiliate;

(f) the Indemnity Escrow Agreement, duly executed by Sellers;

(g) five (5) year Noncompetition Agreements, each in substantially the form attached as Exhibit 8.1(g), duly executed by each of the Sellers and Centex (the “Noncompetition Agreements”);

(h) the Transition Services Agreement, substantially in the form attached as Exhibit 8.1(h), duly executed by Centex Service Company LLC (the “Transition Services Agreement”);

(i) the Support Agreement, substantially in the form attached as Exhibit 8.1(i), duly executed by Centex Homes (the “Support Agreement”);

(j) the Guaranty Agreement, substantially in the form attached as Exhibit 8.1(j), duly executed by Centex (the “Centex Guaranty”);

(k) the Employee Leasing Agreement, substantially in the form attached as Exhibit 8.1(k), duly executed by Sellers (the “Employee Leasing Agreement”);

(l) the Facility Operating Agreement, substantially in the form attached as Exhibit 8.1(l), duly executed by Sellers (the “Facility Operating Agreement”).

(m) a termination, in form and substance reasonably acceptable to Purchaser, of that certain Amended and Restated Patent and Trademark License Agreement, dated as of April 1, 2004 by and between HTPD LLC and Centex;

(n) a good standing certificate as to each of the Sellers, issued by the Secretary of State of the State of its incorporation or organization; and

(o) non-foreign affidavits, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that each Seller is not a “foreign person” as defined in Section 1445 of the Code.

8.2 Closing Deliveries of Purchaser.  At the Closing, Purchaser shall deliver, or cause to be delivered to Sellers the following:

(a) the Closing Payment;

(b) a certificate executed by an authorized executive officer of Purchaser as to compliance by Purchaser with the conditions set forth in Sections 7.3(a) and (b);

(c) a copy, certified by the Secretary of Purchaser, of (i) the Organizational Documents of Purchaser, and (ii) the resolutions described in Section 5.2, authorizing the transactions contemplated hereby and by the Purchaser Ancillary Documents and the execution, delivery and performance by Purchaser of this Agreement and the Purchaser Ancillary Documents, as applicable, and an incumbency certificate with respect to officers executing documents or instruments on behalf of Purchaser;

(d) a copy, certified by the Secretary or any Assistant Secretary of Rollins, of (i) the Organizational Documents of Rollins, and (ii) the resolutions authorizing the transactions contemplated by the Rollins Guaranty and the execution, delivery and performance by Rollins of the Rollins Guaranty, and an incumbency certificate with respect to officers executing documents or instruments on behalf of Rollins;

(e) the Indemnity Escrow Agreement, duly executed by Purchaser;

(f) the Noncompetition Agreements, each duly executed by Purchaser;

(g) the Assignment and Assumption Agreements described in Section 8.1(c) above, duly executed by Purchaser;

(h) the Guaranty Agreement, substantially in the form attached as Exhibit 8.2(h), duly executed by Rollins (the “Rollins Guaranty”);

(i) the Employee Leasing Agreement, duly executed by Purchaser,

(j) the Facility Operating Agreement, duly executed by Purchaser;

(k) the Transition Services Agreement, duly executed by Purchaser;

(l) the Support Agreement; and

(m) a good standing certificate as to Purchaser, issued by the Secretary of State of the State of Delaware.

ARTICLE 9

TERMINATION

9.1 Termination.  This Agreement may be terminated:

(a) in writing by mutual consent of the Parties;

(b) by written notice from Sellers to Purchaser, if (i) Purchaser fails to perform in any material respect any of its agreements contained in this Agreement required to be performed by it on or prior to the Closing, (ii) Rollins fails to perform in any material respect its obligations contained in Sections 3 or 4 of the Letter of Intent required to be performed by it prior to Closing or (iii) Purchaser materially breaches any of its representations and warranties contained in this Agreement, in each case, in which such failure or breach (A) would have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby, (B) if it occurred or was continuing as of the Closing Date, would give rise to the failure of a condition set forth in Section 7.1 or 7.3, or (C) is incapable of being cured or is not cured within ten (10) days after Sellers have notified Purchaser of their intent to terminate this Agreement pursuant to Section 9.1(b);

(c) by written notice from Purchaser to Sellers, if (i) Sellers fail to perform in any material respect any of their agreements contained in this Agreement required to be performed by them on or prior to the Closing Date, (ii) if Centex fails to perform in any material respect its obligations contained in Sections 1, 3 or 6 of the Letter of Intent required to be performed by it prior to Closing or (iii) materially breach any of their representations and warranties contained in this Agreement, in each case, in which such failure or breach (A) would reasonably be expected to result in a Material Adverse Effect, (B) if it occurred or was continuing as of the Closing Date, would give rise to the failure of a condition set forth in Section 7.1 or 7.2, or (C) is incapable of being cured or is not cured within ten (10) days after Purchaser has notified Sellers of its intent to terminate this Agreement pursuant to Section 9.1(c); or

(d) by written notice from Sellers to Purchaser or Purchaser to Sellers, as the case may be, in the event the Closing has not occurred on or prior to April 15, 2008 (the “End Date”) for any reason other than delay, nonperformance or breach of the Party (including such Party’s failure to satisfy the conditions to the other Party’s obligations to close set forth in Section 7.1, 7.2 or 7.3 other than any conditions to be satisfied through the making of payments or delivery of documents at Closing, as applicable) seeking such termination or its Affiliates.

9.2 Effect of Termination.  In the event of the termination of this Agreement pursuant to this Article 9, this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of Rollins, Purchaser, Centex or Sellers, except that Section 6.4 (with respect to the payment of fees), Section 6.7(d), Section 6.10, Section 6.11, Article 11 and this Section 9.2 shall survive any termination of this Agreement.  Nothing in this Section 9.2 shall relieve any Party to this Agreement of liability for breach of this Agreement.  For avoidance of doubt, the terms and conditions of the Confidentiality Agreement survive termination of this Agreement for any reason.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by Sellers.

(a) Subject to Section 10.6, Sellers, jointly and severally, shall indemnify Purchaser and its Affiliates, and its and their respective employees, officers, directors, successors and assigns (collectively, “Purchaser Indemnitees”) and agree to reimburse and hold them harmless from and against, and in respect of, on a dollar for dollar basis, all claims, liabilities, damages, payments, obligations, losses, costs and expenses (including reasonable attorneys’ fees, court costs, expert witness fees, transcript costs and other expenses of litigation), and judgments (at law or in equity) (collectively, “Losses”) incurred or suffered by any of them and arising out of or resulting from any of the following:

(i) any breach of, nonfulfillment of, or failure to perform any agreement or covenant of any Seller or any of their Affiliates contained herein or in any of the Seller Ancillary Documents;

(ii) any breach of any warranty or representation of any Seller or any of their Affiliates contained herein or in any Seller Ancillary Document; provided that (A) representations and warranties made by Sellers by execution of this Agreement are made only as of the date hereof (other than those made as of a specified date, which are made as of such specified date), (B) the Closing Date Representations and Warranties as certified by Sellers pursuant to Section 8.1(b) are made only as of the date hereof and as of the Closing (other than those made as of a specified date, which are made as of such specified date), (C) for purposes of this Section 10.1, the Effective Time Representations and Warranties as certified by Sellers pursuant to Section 8.1(b) shall be deemed to be made only as of the date hereof and as of the Effective Time (other than those made as of a specified date, which are made as of such specified date), but not as of the Closing (and references in such certificate to the Closing or Closing Date shall be deemed to refer to the Effective Time for purposes of this Section 10.1(a)(ii)) and (D) for purposes of this Section 10.1, all representations and warranties in respect of the December 2007 Unaudited Financial Statements (including the Balance Sheet) shall be deemed to refer to the Audited Financial Statements (including the balance sheet included therein);

(iii) any and all Excluded Liabilities, regardless of whether the existence or assertion of an Excluded Liability constitutes a breach of any warranty, representation, or covenant of any Seller or any of their Affiliates contained in this Agreement or in any Seller Ancillary Document;

(iv) all Environmental Claims with respect to Sellers’ facilities in Winton-Salem, North Carolina, Winter Garden, Florida, Bakersfield, California and Pittsburg, California, except those arising out of or resulting from any acts or omissions of any Person from and after the Effective Time;

(v) except with respect to Environmental Claims and claims which are the subject of Schedule 6.21, Sellers’ pro rata portion of those liabilities and obligations (other than Assumed Liabilities) arising out of or resulting from any casualty, damage, event or condition in respect of the Purchased Assets or the Business first existing or occurring prior to the Effective Time and that continue through and after the Effective Time, which pro rata portion shall be calculated based upon the number of days prior to the Effective Time on which such casualty, damage, event or condition existed and continued, divided by the total number of days on which such casualty, damage, event or condition existed and continued (collectively, with all other indemnification obligations of Sellers contained in this Section 10.1, the “Section 10.1 Indemnified Claims”).

(b) Solely for the purposes of the indemnification obligations of Sellers pursuant to Article 10, in order to determine whether a breach of any representation or warranty of Sellers has occurred, all Materiality Qualifications contained in any such representation or warranty shall be disregarded; provided, however, that there shall not be disregarded any Materiality Qualifications which are included in Section 4.7 or Section 4.9(a) or solely to the extent such Materiality Qualification modifies the identification on a schedule of a list of material Permits in Section 4.11(b).

10.2 Indemnification by Purchaser.

(a) Subject to Section 10.6, Purchaser shall indemnify Sellers and their respective Affiliates, and their respective employees, officers, directors, successors and assigns (collectively, “Seller Indemnitees”) and agree to reimburse and hold them harmless from and against all Losses incurred or suffered by any of them and arising out of or resulting from any of the following:

(i) any breach of, nonfulfillment of, or failure to perform any agreement or covenant of Purchaser or Rollins contained herein or in any of the Purchaser Ancillary Documents;

(ii) any breach of any warranty or representation of Purchaser or Rollins contained herein or in any of the Purchaser Ancillary Documents; and

(iii) any and all Assumed Liabilities.

(b) Solely for the purposes of the indemnification obligations of Purchaser pursuant to Article 10, in order to determine whether a breach of any representation or warranty of Purchaser has occurred, all Materiality Qualifications contained in any such representation or warranty shall be disregarded.

10.3 Provisions Regarding Indemnification.

(a) The indemnified party (or parties) shall promptly notify the indemnifying party (or parties) of any third-party claim, demand, action or proceeding for which indemnification will or may be sought under Sections 10.1 or 10.2 (a “Third Party Claim”), but in no event later than ten (10) Business Days after receiving notice of such Third Party Claim; provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from liability hereunder in respect of such claim except to the extent the indemnifying party is prejudiced as a result of such failure, including where failure results in losses to the indemnifying party or the forfeiture of substantive rights or defenses that would otherwise be available in the defense of such claim.  Such notice shall specify facts reasonably known to the indemnified party (or parties) giving rise to such indemnity rights.  The indemnifying party will have the right, at its expense, to assume the defense thereof using counsel reasonably acceptable to the indemnified party.  If the indemnifying party elects not to assume the defense or fails to notify the indemnified party, within ten (10) Business Days after delivery of the indemnified party’s notice of such Third Party Claim (which period shall toll during any period in which the indemnified party is in breach of Section 6.17 in respect of such claim), that it will assume the defense, then the indemnified party may employ counsel reasonably satisfactory to the indemnifying party to represent or defend it against any such Third Party Claim and the indemnifying party will pay the reasonable fees and disbursements of such counsel; provided, however, that the indemnifying party shall not, in connection with any legal proceeding or any separate but substantially similar legal proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified persons, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such legal proceeding.  If the indemnifying party does assume the defense of such Third Party Claim, the indemnifying party shall have no obligation in respect of the indemnified party’s expenses; provided, that the indemnified party shall have the right to participate in, at its own expense, but not control, the defense of any such Third Party Claim.  In connection with any Third Party Claim, the Parties shall cooperate with each other in good faith, in such manner to preserve in full (to the extent possible) the confidentiality of all business records and the attorney-client, work-product and any other potentially applicable privileges and to render each other assistance as they may reasonably require.  No Third Party Claim shall be settled (i) without the prior written consent of the indemnifying party and (ii) without the prior written consent of the indemnified party unless such settlement provides for no relief other than the payment of monetary damages for which the relevant indemnified parties will be indemnified in full; provided, however, that if a firm, written offer is made to settle any Third Party Claim and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such Third Party Claim; and (ii) the maximum liability of the indemnifying party relating to such Third Party Claim shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such Third Party Claim is greater than the amount of the proposed settlement.

(b) To the extent a dispute exists between the indemnified party (or parties) and the applicable indemnifying party (or parties), with respect to a claim for which indemnification will or may be sought under Sections 10.1 or 10.2 (but excluding Third Party Claims) (a “Direct Claim”), the indemnified party shall give written notice (“Direct Claim Notice”) to the indemnifying party.  Such notice shall specify the facts reasonably known to the indemnified party (or parties) giving rise to such indemnity rights.  If the indemnifying party, within thirty (30) days after the delivery of the Direct Claim Notice by such indemnified party, shall not give written notice to such indemnified party announcing such indemnifying party’s intent to contest such assertion by the indemnified party, such assertion shall be deemed accepted and the amount of such claim shall be deemed a valid claim and the indemnifying party shall promptly pay (except as provided in Section 10.5, and subject to the limitations of Section 10.6) the amount of such claim to the indemnified party.  If the indemnifying party, within thirty (30) days after the delivery of the Direct Claim Notice by such indemnified party, shall give notice that it contests such assertion by the indemnified party, such dispute shall be resolved in accordance with this Agreement.

10.4 Survival.  The representations and warranties contained in this Agreement and in the Seller Ancillary Documents and the Purchaser Ancillary Documents shall survive for a period of (18) months following the Closing Date, and shall thereafter cease to be of any force and effect and there will thereafter be no liability for indemnity with respect to breaches of such representations and warranties, except for (a) claims as to which notice has been given in accordance with Section 10.3 hereof prior to such date and which are pending on such date, (b) claims based upon representations and warranties set forth in Section 4.1 (Due Organization, Good Standing and Corporate Power), Section 4.2 (Authorization; Enforceability), Section 5.1 (Due Organization, Good Standing and Corporate Power) and Section 5.2 (Authorization; Enforceability), which shall survive without limitation, (c) claims based upon representations and warranties set forth in Section 4.13 (Tax Returns; Taxes), which shall survive until the expiration of the applicable statute of limitations, and (d) claims based upon representations and warranties set forth in Section 4.17 (Environmental, Health and Safety Matters), which shall survive for a period of four (4) years following the Closing Date.  Neither such survival nor the liability of any Party with respect to the Party’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of any Party.  All indemnification obligations of any Party herein shall expressly survive the Closing.

10.5 Set-Off.  Except with respect to amounts owed by Sellers under Section 3.2(d), if any, for which Purchaser shall have no obligation (and Sellers shall have no right) to set-off such amounts against the Indemnity Escrow, all amounts otherwise payable by Sellers to any of the Purchaser Indemnitees for any Section 10.1 Indemnified Claims shall be satisfied first by set-off against the Indemnity Escrow, in accordance with the Indemnity Escrow Agreement, and second, to the extent all amounts then remaining in the Indemnity Escrow have been exhausted (either through distribution or pending claims) or released to Sellers, by Sellers, subject to the limitations provided in Section 10.6 hereof.  Subject to Section 10.7, the Indemnity Escrow and the right of set-off shall not be exclusive of any other right or remedy any of the Purchaser Indemnitees may have with respect to Section 10.1 Indemnified Claims, whether under this Agreement, the Centex Guaranty, at law or in equity.

10.6 Limitations on Liability.  Notwithstanding any other provisions of this Agreement or any of the Seller Ancillary Documents or Purchaser Ancillary Documents to the contrary:

(a) Notwithstanding anything in this Article 10 to the contrary (but subject to Section 10.6(b)), no Seller shall have any liability under this Article 10 or obligation to provide indemnification for any Losses asserted by any Purchaser Indemnitee under Section 10.1(a)(ii), under Section 10.1(a)(i) in respect of a Pre-Closing Covenant or under Section 10.1(a)(iii), (iv) or (v) with respect to Direct Claims (each a “Covered Claim”, and collectively, the “Covered Claims”) until the aggregate amount of Losses arising out of such Covered Claims equals or exceeds an amount equal to One Million Dollars ($1,000,000) (the “Liability Threshold”), and then only to the extent such Losses exceed an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000) (the “Deductible”); provided, however, that claims based upon actual fraud shall not be subject to such Liability Threshold and Deductible.  Once the Liability Threshold is exceeded, (i) the Environmental Threshold shall cease to apply for purposes of Section 10.6(b) and (ii) no Seller shall have any liability under this Article 10 or obligation to provide indemnification for any Losses arising from a specific breach giving rise to a Covered Claim until such Losses arising from such specific breach equals or exceeds $10,000, in which case Sellers shall be liable under this Article 10 for the full amount of Losses arising from the applicable breach giving rise to the Covered Claim.

(b) With respect to Environmental Claims, no Seller shall have any liability under this Article 10 or obligation to provide indemnification for any Losses asserted by any Purchaser Indemnitee under Section 10.1(a)(ii) or under Section 10.1(a)(iii) or (iv) with respect to Direct Claims (each an “Environmental Covered Claim”, and collectively, the “Environmental Covered Claims”) until the aggregate amount of such Losses arising out of such Environmental Covered Claims equals or exceeds an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Environmental Threshold”), and then only to the extent such Losses exceed the Environmental Threshold.  The amount of all Losses credited against the Environmental Threshold pursuant to this Section 10.6(b) up to, but not exceeding, the Environmental Threshold will also be credited against the Liability Threshold for purposes of Section 10.6(a).

(c) Except for any liabilities resulting from actual fraud or from claims for indemnification pursuant to Section 10.1(a)(ii) based upon representations and warranties set forth in Section 4.13 (Tax Returns; Taxes), Sellers’ aggregate liability for Losses asserted by any Purchaser Indemnitees for any Covered Claims shall not exceed Twelve Million Dollars ($12,000,000) (the “Maximum Amount”); provided, that the Maximum Amount shall be reduced in accordance with paragraph (c) of Schedule 6.21.

(d) All amounts paid by or on behalf of Sellers as indemnification shall be treated as adjustments to the Purchase Price, except as required by applicable law.

(e) Notwithstanding anything in this Article 10 to the contrary, Purchaser shall not have any liability under this Article 10 or obligation to provide indemnification for any Losses asserted by any Seller Indemnitees under Section 10.2(a)(ii) or under Section 10.2(a)(iii) with respect to Direct Claims (each a “Purchaser Covered Claim”, and collectively, the “Purchaser Covered Claims”) unless and until the aggregate amount of such Losses arising out of such Purchaser Covered Claims equals or exceeds an amount equal to the Liability Threshold, and then only to the extent such Losses exceed the Deductible; provided, however, that claims based upon actual fraud shall not be subject to such Liability Threshold.  Once the Liability Threshold is exceeded with respect to Losses incurred by Seller Indemnitees, Purchaser shall have no liability under this Article 10 or obligation to provide indemnification for any Losses arising from a specific breach giving rise to a Purchaser Covered Claim until such Losses arising from such specific breach equals or exceeds $10,000, in which case Purchaser shall be liable under this Article 10 for the full amount of Losses arising from the applicable breach giving rise to the Purchaser Covered Claim.

(f) Except for any liabilities resulting from actual fraud, Purchaser’s aggregate liability for Losses asserted by any Seller Indemnitees for any Purchaser Covered Claims shall not exceed the amount of the Purchase Price paid to Sellers in accordance with the terms of this Agreement.

(g) Notwithstanding anything to the contrary contained in this Article 10, amounts that can be shown to be (i) accrued or reserved against on the Final Closing Balance Sheet with respect to certain events or conditions, and that were thereby taken into account in determining the Final Closing Calculation or (ii) otherwise included in the Final Closing Calculation to reduce the purchase price pursuant to Section 3.2, shall not be included in any Losses claimed by any Purchaser Indemnitee with respect to such events or condition to the extent and in the amount so accrued, reserved or otherwise taken into account in the Final Closing Calculation.

(h) The Parties shall be entitled to pursue without limitation any rights or remedies they may have with respect to claims based upon actual fraud, whether under this Agreement, at law or in equity.

(i) In no event shall any Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, lost profits, diminution in value, damage to reputation or loss to goodwill, whether based in contract, tort, strict liability or otherwise, except to the extent awarded in Third-Party Claims.

(j) Notwithstanding anything in this Article 10 to the contrary, Sellers shall have no liability under this Article 10 or obligation to provide indemnification for any Losses asserted by any Purchaser Indemnitee which are the subject of Section 6.15, 6.20 or 6.21 (except that the remedies provided in Section 10.1(a)(i) shall be available to the extent that Sellers breach their obligations under Section 6.15, 6.20 or 6.21).

10.7 Exclusive Remedy.  Unless otherwise prohibited by applicable Law (pursuant to statutory or other provisions that cannot be waived by the parties), from and after the Closing, the provisions contained herein with respect to the final determination and payment of the Purchase Price (including the provisions of Section 3.1 and 3.2) and the provisions this Article 10 shall provide the sole and exclusive remedies of the parties for all matters covered or contemplated by this Agreement; provided, however, that nothing herein shall limit the right of any party to seek specific performance or injunctive relief in connection with a breach by another party of its obligations under this Agreement that occurs after the Closing Date.

10.8 Mitigation; Insurance.  In the case of any Third Party Claims that would reasonably be expected to give rise to a right of indemnification under Article 10, if there is a reasonable likelihood that such indemnified party may have a direct or indirect right of recovery against one or more third parties (including rights of recovery under insurance policies or indemnification arrangements with subcontractors or other third parties), (i) the indemnified party shall promptly notify the indemnifying party of such right of recovery, (ii) the indemnified party shall pursue enforcement of such right of recovery for so long as the pursuit thereof is commercially reasonable, with the determination of whether the pursuit of litigation is commercially reasonable to be in the sole discretion of the indemnified party, (iii) the indemnifying party shall cooperate with the indemnified party in connection with the enforcement of such right of recovery as contemplated by clause (ii) above.  To the extent that an indemnified party obtains recovery in respect of any such Third Party Claims from any third parties, the amount of any losses with respect to any Third Party Claim for which indemnification is available under this Article 10 shall be reduced by the amount of such insurance proceeds or other such funds realized or paid to the indemnified party, net of any applicable deductible or self-insurance retention and all reasonable fees, costs and expenses incurred by such indemnified party in obtaining such recovery.  If, after the making of any payment in respect of a Third Party Claim under this Article 10, the amount of the losses to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction will promptly be repaid by the indemnified party to the indemnifying party, net of all reasonable fees and expenses incurred by such party in obtaining such recovery.  Each indemnified party shall take commercially reasonable steps to mitigate its losses upon and after becoming aware of any event which would reasonably be expected to give rise to any losses.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To Purchaser:                                c/o Rollins, Inc.
2170 Piedmont Road, N.E.
Atlanta, Georgia 30324
Attn: President
Telecopy number: 404-888-2279

with a copy to:                      General Counsel
Rollins, Inc.
P.O. Box 647
Atlanta, Georgia 30301
Telecopy number: 404-888-2731

and a copy to:                       Jonathan Golden, Esq.
Arnall Golden & Gregory
171 17th Street NW
Suite 2100
Atlanta, Georgia 30363
Telecopy number: (404) 873-8701

To Sellers:                                      c/o Centex Corporation
2728 North Harwood
Dallas, Texas 75201
Attn: Brian J. Woram
Senior Vice President and Chief Legal Officer
Telecopy number: (214) 981-6855

with a copy to:                              Centex Corporation
2728 North Harwood
Dallas, Texas 75201
Attn: Drew Nachowiak
Vice President and Assistant General Counsel
Telecopy number: (214) 981-6866

with a copy to:                              Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Attn: Samantha H. Crispin
Telecopy number: (214) 661-4753

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing in accordance with this Section 11.1.  Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by telephone, (c) on the first Business Day following timely delivery to a national overnight courier service or (d) on the fifth Business Day following it being mailed by registered or certified mail.

11.2 Schedules and Exhibits.  The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.  For purposes of the representations and warranties of each party contained herein, disclosure in any of the Schedules delivered by such party of any facts or circumstances shall not be deemed to be adequate disclosure of such facts or circumstances with respect to any other representations or warranties made by such party, unless (i) such disclosure is specifically identified or purports to respond to (whether by specific cross-reference or otherwise) one or more of such other representations and warranties or (ii) with respect to any specific item of the relevant Schedule, a reasonable person would be reasonably likely to conclude that a matter disclosed on such item of such Schedule is responsive to matters to be disclosed on another item of such Schedule.  Any information provided in a Schedule is solely for informational purposes, and the inclusion of such information shall not be deemed to enlarge or enhance any of the representations or warranties of the party providing the Schedule pursuant to this Agreement, or otherwise alter in any way the terms of this Agreement.  The inclusion of any information in any of the Schedules or other documents delivered by the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

11.3 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

11.4 Modification and Waiver.  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.  Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

11.5 Assignment; Successors in Interest.  No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided that Purchaser shall, without the obligation to obtain the prior written consent of any other Party to this Agreement, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of Purchaser.  The terms and conditions hereof shall survive the Closing and shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

11.6 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument.  Signature pages exchanged by telefax or other electronic means shall be fully binding.  This Agreement shall be effective and binding on all of the Parties when all Parties have executed and delivered a counterpart of this Agreement.

11.7 Captions.  The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

11.8 No Third Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, and the indemnified parties (with respect to the provisions of Article 10), any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

11.9 Entire Agreement.  This Agreement, together with the Schedules and Exhibits attached hereto, the Confidentiality Agreement, the Seller Ancillary Documents, the Purchaser Ancillary Documents, the Centex Guaranty and the Rollins Guaranty constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including the Letter of Intent except to the extent specifically set forth therein.

11.10 Cooperation Following the Closing.  Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to any other Party the benefits of this Agreement.

11.11 Governing Law.  The interpretation and construction of this Agreement,  and all matters relating hereto, shall be governed by the laws of the State of Delaware applicable to agreements executed and to be performed solely within such State.

11.12 Dispute Resolution.   Notwithstanding any provision of this Agreement to the contrary, with the exception of disputes, controversies or claims which are specifically prescribed to be resolved in accordance with the procedures set forth in Section 3.2(b), or where the remedy sought is specific performance or injunctive relief as described in Section 11.13 below, all disputes, controversies or claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be resolved by agreement among the Parties, or, if not so resolved, by binding arbitration.  Any Party may submit a dispute, controversy or claim to arbitration by giving written notice to such effect, which notice shall describe, in reasonable detail, the facts and legal grounds forming the basis for the filing Party’s request for relief.  If written notice of desire to arbitrate is given by any of the Parties as provided above and the matter is not then otherwise resolved by the Parties within forty-five (45) days after notice of the dispute is given by one Party to the Parties, the Parties shall resort to arbitration in accordance with Title 9 of the United States Code (the United States Arbitration Act) and the Commercial Arbitration Rules, all as amended from time to time (the “Rules”) of the American Arbitration Association and the provisions of this Section; provided, however, that the provisions of this Section shall prevail in the event of any conflict with such Rules.  The Parties agree that they shall use their best efforts to cause the matter to be presented to a panel of three arbitrators (at least one of whom shall have at least ten years of industry experience relating to the subject matter of the dispute) within thirty (30) days after the establishment of such panel.  Such panel shall consist of one arbitrator selected by Purchaser, one arbitrator selected by Sellers, and a third arbitrator selected by the two arbitrators so selected, who shall act as chairman of the panel; provided, that each arbitrator shall be independent.  Discovery shall be limited to requests for admission and the request for and production of documents, depositions and interrogatories, which discovery shall be conducted in accordance with the Federal Rules of Civil Procedure.  Pending the arbitration hearing, any provisional remedy that would be available to a party from a court of law shall be available from the arbitration panel.  The decision of a majority of the arbitration panel with respect to the matters referred to them pursuant hereto shall be final and binding upon the Parties, subject to any rights of appeal under the Rules, and confirmation and enforcement thereof may be rendered thereon by any court having jurisdiction upon application of any person who is a party to the arbitration proceeding.  The costs and expenses incurred in the course of such arbitration, including reasonable attorneys’ fees, shall be borne by the Party or Parties against whose favor the decisions and conclusions of the arbitration panel are rendered; provided, however, that if the arbitration panel determines that its decisions are not rendered wholly against the favor of one Party or Parties or the other, the arbitration panel shall be authorized to apportion such costs and expenses in the manner that it deems fair and just in light of the merits of the dispute and its resolution.  The arbitration panel shall have no power or authority under this Agreement or otherwise to award or provide for the award of punitive damages against any Party and the Parties agree to eliminate punitive damages as a remedy, and waive any and all claims for punitive damages based on punitive conduct.  Any arbitration shall be conducted in Dallas, Texas.

11.13 Specific Performance.  Each of the parties hereto acknowledge and agree that the other parties hereto may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached, and that such other parties may not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity, it shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

[signatures follow on next pages]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

ROLLINS HT, INC.

By: _________________________________
Name:  ______________________________
Title:  _______________________________

SHAREHOLDER:

CENTEX HOME SERVICES COMPANY, LLC

By: _________________________________
Name:  ______________________________
Title:  _______________________________

HOMETEAM PEST DEFENSE, LLC

By: _________________________________
Name:  ______________________________
Title:  _______________________________

HOMETEAM PEST DEFENSE, INC.

By: _________________________________
Name:  ______________________________
Title:  _______________________________